Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-220369 and 333-220369-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 20, 2017)

$25,000,000

SOTHERLY HOTELS LP

7.25% Senior Unsecured Notes Due 2021

Fully and Unconditionally Guaranteed by Sotherly Hotels Inc.

Sotherly Hotels LP, which we refer to in this prospectus as the Issuer or the Operating Partnership, is offering and selling 7.25% Senior Unsecured Notes due 2021, or the notes. The notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof, will mature on February 15, 2021 and will bear interest at a fixed rate of 7.25% per year. Interest on the notes will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning May 15, 2018.

The notes will be senior unsecured obligations of the Issuer and will rank equally in right of payment with all of the Issuer’s existing and future senior unsecured obligations and junior in right of payment to all of the Issuer’s existing and future obligations that are by their terms expressly subordinated or junior to the notes. See “Description of the Notes and Guarantee—Ranking.”

The Issuer may, at its option, on or after February 15, 2019 redeem some or all of the notes prior to maturity as described in “Description of the Notes and Guarantee—Optional Redemption of the Notes.” Upon the occurrence of a Change of Control Repurchase Event (as defined herein), unless the Issuer has exercised its option to redeem the notes, holders of the notes may require the Issuer to repurchase the notes as described in “Description of the Notes and Guarantee—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.” The Issuer has applied to list the notes on the NASDAQ Global Market (“NASDAQ”) under the symbol “SOHOK.” If the application is approved, we expect trading in the notes to begin within 30 days of February 12, 2018, the original issue date.

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Sotherly Hotels Inc., the sole general partner of the Operating Partnership, which we refer to in this prospectus as the Company. The Company does not have any significant assets other than its interest in the Operating Partnership.

Investing in the notes involves certain risks. Please carefully read the “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 5 of the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, for a discussion of certain factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts(2)	Proceeds to Issuer(3)
Per note	$25	$1	$24
Total	$25,000,000	$1,000,000	$24,000,000

(1)	Plus accrued interest, if any, from February 12, 2018, the original issue date.
(2)	See “Underwriting” for additional disclosure regarding the underwriting discounts and expenses payable to the underwriters by us.
(3)	Before deducting expenses of the offering.

The underwriters may also purchase up to an additional $3,750,000 aggregate principal amount of the notes from us at the public offering price per note, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. It is expected that delivery of the notes in book-entry form only will be made through the facilities of The Depository Trust Company on or about February 12, 2018 against payment therefor in immediately available funds.

Sandler O’Neill + Partners, L.P.	Stephens Inc.

The date of this prospectus supplement is February 8, 2018.

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither the underwriters nor we have authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus, as well as information that we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that is incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement and accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

We may use market data and industry forecasts and projections throughout this prospectus supplement, the accompanying prospectus and any related free writing prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. In addition, the market data and industry forecasts and projections obtained from STR, Inc. that we may include in this prospectus supplement, accompany prospectus or any free writing prospectus have not been expertized and are, therefore, solely our responsibility. As a result, STR, Inc. does not have, and will not have, any liability or responsibility whatsoever for any market data and industry forecasts and projections that are contained in this prospectus supplement or otherwise disseminated in connection with the offer or sale of the notes. If you purchase the notes, your sole recourse for any alleged or actual inaccuracies in the market data and industry forecasts and projections used in this prospectus will be against us.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information about securities that we may offer from time to time, some of which does not apply to the notes or this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the notes being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent or conflicts with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

We urge you to carefully read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with the information incorporated by reference herein and therein, in each case, as described under the heading “Where You Can Find More Information,” before buying any of the notes being offered.

In this prospectus supplement, unless the context otherwise requires or where otherwise indicated, all references to the “Company” or “Sotherly” mean only Sotherly Hotels Inc., a Maryland corporation and the sole general partner of Sotherly Hotels LP. All references to the “Operating Partnership” or the “Issuer” mean only Sotherly Hotels LP, a Delaware limited partnership. All references in this prospectus supplement to “we,” “us” and “our” refer to Sotherly and its consolidated subsidiaries, including the Operating Partnership, unless the context otherwise requires or where otherwise indicated.

TRADE NAMES, LOGOS AND TRADEMARKS

All brand and trade names, logos or trademarks contained or referred to in this prospectus supplement and the accompanying prospectus, as well as any document incorporated by reference in this prospectus supplement and the accompanying prospectus, are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, the offering of any of our securities by any of our franchisors.

“Hilton” and “DoubleTree” are registered trademarks of Hilton Worldwide, Inc. or one of its affiliates. All references below to “DoubleTree” or “Hilton” mean Hilton Worldwide, Inc. and all of its affiliates and subsidiaries.

“Crowne Plaza” is the registered trademark of Intercontinental Hotels Group or one of its affiliates. All references below to “Crowne Plaza” include Intercontinental Hotels Group and all of its affiliates and subsidiaries.

“Sheraton” is the registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Sheraton” include Marriott International, Inc. and all of its affiliates and subsidiaries.

“Hyde Resort & Residences” is the registered trademark of SBE Entertainment Group or one of its affiliates. All references below to “Hyde” include SBE Entertainment Group and all of its affiliates and subsidiaries.

“Hyatt” is the registered trademark of Hyatt Franchising, L.L.C. or one of its affiliates. All references below to “Hyatt” include Hyatt Franchising, L.L.C. and all of its affiliates and subsidiaries.

S-iii

None of DoubleTree, Hilton, Crowne Plaza, Sheraton, Hyde or Hyatt (collectively, the “trademark owners”) is responsible for the content of this prospectus supplement or the accompanying prospectus, or for the information incorporated by reference in this prospectus supplement and the accompanying prospectus, whether relating to hotel information, operating information, financial information, its relationship with us or otherwise. None of the trademark owners are involved in any way, whether as an “issuer” or “underwriter” or otherwise, in any offering by us of the securities covered by this prospectus supplement and the accompanying prospectus. None of the trademark owners have expressed any approval or disapproval regarding the offering of securities pursuant to this prospectus supplement and the accompanying prospectus, and the grant by any of them of any franchise or other rights to us shall not be construed as any expression of approval or disapproval. None of the trademark owners nor any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys have assumed, and none shall have, any liability in connection with the offering of securities contemplated by this prospectus supplement and the accompanying prospectus. If you purchase securities in an offering pursuant to this prospectus supplement and the accompanying prospectus, your sole recourse for any alleged or actual impropriety relating to any offer and sale of securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such securities) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners or any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys.

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SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference herein and therein. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. After you read this summary, to fully understand this offering and its consequences to you, you should read and consider carefully the more detailed information and financial statements and related notes that we include in or incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the sections entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with the SEC. If you invest in our notes, you are assuming a high degree of risk. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Company Overview

Sotherly was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in the Mid-Atlantic and Southern United States. On December 21, 2004, Sotherly successfully completed its initial public offering and elected to be treated as a self-advised real estate investment trust (“REIT”) for federal income tax purposes. As of the date of this prospectus supplement, Sotherly Hotels Inc. owns approximately 88.8% of the units of limited partnership interest in the Operating Partnership. Limited partners (including certain of Sotherly’s officers and directors) own the remaining units of limited partnership interest in the Operating Partnership.

As of the date of this prospectus supplement, our portfolio consists of eleven full-service, upscale and upper-upscale hotels with 2,838 rooms and approximately 149,435 square feet of meeting space as well as the commercial unit (consisting of the designated lobby and front desk areas, offices, and certain other spaces) of the Hyde Resort & Residences condominium hotel. Our eleven full service hotels are 100% owned by subsidiaries of the Operating Partnership and eight operate under the Hilton™, Crowne Plaza™, DoubleTree™ and Sheraton™ brands, while three hotels operate independently of any brand affiliation. Our hotels are managed on a day-to-day basis by MHI Hotels Services, LLC, which does business as, and which we refer to in this prospectus supplement as, Chesapeake Hospitality.

Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk-adjusted returns.

Our Strengths and Strategies

Experienced Management Team. Our top three senior executives have an average of 21 years of experience working in all facets of the lodging industry. We expect to continue to benefit from our management team’s extensive experience and significant relationships throughout the lodging industry.

Strong Geographic Growth Markets. Most of our properties are located in, and we expect to continue to focus our investment strategies on, major growth markets in the Southern United States, which we believe are characterized by population growth, economic expansion, growth in new businesses and growth in the resort, recreation and leisure segments.

Stable, Diversified Hotel Portfolio. We currently own eleven full services hotels and an interest in a condominium hotel in the Mid-Atlantic and Southern United States and, for the nine-month period ended September 30, 2017, our portfolio had average occupancy of more than 72% and an average daily rate of more than $141.

Focused Business Model on Full-Service Hotels. All of our hotels are full-service hotels in the upscale and upper-upscale categories. We expect to continue to focus our investment strategies on full-service hotels in the upscale and upper-upscale categories because we believe these types of hotels will outperform the broader U.S. hotel industry, and thus offer the highest returns on invested capital.

Repositioning of Hotels. We plan to reposition certain hotel properties as independent hotels and will consider on a case-by-case basis upon the expiration of the respective franchise agreements or the acquisition of new hotel properties.

Significant Industry Relationships to Source Unique Acquisitions. Our management team has extensive relationships with sellers and other lodging industry participants, which we believe will continue to provide us with opportunities to source off-market acquisition opportunities that may not be available to our competitors.

Disciplined Acquisition Focus. We historically have sought, and expect to continue to seek, to acquire hotels that cater to both leisure and business travelers in prime locations in markets with significant barriers to entry and significant demand generators such as large universities, airports, convention centers, corporate headquarters, sports venues, and office buildings.

Our Properties

As of the date of this prospectus supplement, our portfolio consisted of the following 12 hotel properties:

Property	Number of Rooms		Location	Date of Acquisition	Chain/Class Designation
Wholly-owned Hotels
Crowne Plaza Tampa Westshore	222		Tampa, FL	October 29, 2007	Upscale
The DeSoto	246		Savannah, GA	December 21, 2004	Upper Upscale(1)
DoubleTree by Hilton Jacksonville Riverfront	293		Jacksonville, FL	July 22, 2005	Upscale
DoubleTree by Hilton Laurel	208		Laurel, MD	December 21, 2004	Upscale
DoubleTree by Hilton Philadelphia Airport	331		Philadelphia, PA	December 21, 2004	Upscale
DoubleTree by Hilton Raleigh Brownstone-University	190		Raleigh, NC	December 21, 2004	Upscale
DoubleTree Resort by Hilton Hollywood Beach(2)	311		Hollywood, FL	August 9, 2007	Upscale
Georgian Terrace	326		Atlanta, GA	March 27, 2014	Upper Upscale(1)
Hilton Wilmington Riverside	272		Wilmington, NC	December 21, 2004	Upper Upscale
Sheraton Louisville Riverside	180		Jeffersonville, IN	September 20, 2006	Upper Upscale
The Whitehall	259		Houston, TX	November 13, 2013	Upper Upscale(1)

Hotel Rooms Subtotal	2,838
Condominium Hotel
Hyde Resort & Residences	215	(3)	Hollywood, FL	January 30, 2017	Luxury (1)

Total Hotel & Participating Condominium Hotel Rooms	3,053

(1)	Operated as an independent hotel.
(2)	On October 25, 2017, the Company rebranded the Crowne Plaza Hollywood Beach Resort to the DoubleTree Resort by Hilton Hollywood Beach.

(3)	Reflects only those condominium units that were participating in the rental program as of December 31, 2017. At any given time, some portion of the units participating in our rental program may be occupied by the unit owner(s) and unavailable for rent to hotel guests. We sometimes refer to each participating condominium unit as a “room.”

Recent Developments

Pending Acquisition of Hyatt Centric Arlington Hotel in Arlington, Virginia

On December 13, 2017, we entered into a hotel purchase and sale agreement to acquire the Hyatt Centric Arlington hotel (the “Arlington Hotel”) located in Arlington, Virginia from RP/HH Rosslyn Hotel Owner, LP a third party seller (the “Seller”), for an aggregate purchase price of approximately $81.0 million (the “Arlington Acquisition”). On January 11, 2018, we entered into an amendment to the hotel purchase and sale agreement to provide an additional credit to the Seller at closing in the amount of $1.3 million, following which the aggregate purchase price for the Arlington Acquisition will be approximately $79.7 million. Pursuant to the hotel purchase and sale agreement, as amended, we have agreed to purchase, subject to the satisfaction or waiver of certain closing conditions, including entering into a new franchise agreement with Hyatt or making other arrangements to satisfy the obligations of the Seller under its existing Hyatt franchise agreement, the accuracy of representations and warranties contained in the hotel purchase and sale agreement through closing, and conditions related to the operation and maintenance of the Arlington Hotel, the Seller’s right, title, and interest in: (i) the Arlington Hotel; (ii) a ground lease for the real property associated with the Arlington Hotel; and (iii) certain other tangible and intangible property relating to the Arlington Hotel. Pursuant to the hotel purchase and sale agreement, as amended, we have made an aggregate of $2.0 million of non-refundable deposits on the Arlington Acquisition.

The Arlington Hotel is located in the Rosslyn submarket of Arlington, Virginia directly across the Potomac River from Washington, D.C. The hotel is a fifteen-story building with 318 guestrooms, including five suites, and 6,723 square feet of meeting space located on a ground lease on approximately 0.82 acres and is across the street from the Rosslyn Metro station and less than five miles from the Ronald Reagan Washington National Airport. The Seller completed a $6.2 million renovation of the hotel in 2016 as part of the conversion of the hotel to Hyatt Centric.

We anticipate the closing of the Arlington Acquisition to occur no later than April 2018. The closing of the Arlington Acquisition is not subject to a financing condition and the closing of this offering is not conditioned upon the closing of the Arlington Acquisition. We expect to fund the purchase price of the Arlington Acquisition and related transaction expenses through a combination of net proceeds from this offering and an aggregate of approximately $57 million of first and second lien asset-level mortgage indebtedness (the “Arlington Financing”). We are currently negotiating the terms of the Arlington Financing with potential lenders; however, we have not yet entered into a binding commitment letter or definitive loan documents and there can be no assurance that we will obtain the Arlington Financing on the terms we anticipate or at all. In the event we do not obtain the Arlington Financing, we expect to fund the purchase price of the Arlington Acquisition through a combination of net proceeds from this offering, cash on hand and alternative financing from other third parties. There can be no assurance that such alternative financing would be available on terms we deem acceptable or at all or that the closing of the Arlington Acquisition will occur on the terms described above, on the anticipated timeline or at all. See “Risk Factors—Risks Relating to the Arlington Acquisition.” In connection with the closing of the Arlington Acquisition, we intend to enter into a new franchise agreement with Hyatt for the Arlington Hotel and expect to enter into a management agreement with either Chesapeake Hospitality or another eligible independent hotel management company to manage the Arlington Hotel.

Estimated Preliminary Financial Results for the Quarter and Year Ended December 31, 2017

Based on information available as of February 2, 2018, our estimated preliminary results of operations for our fourth quarter and full year ended December 31, 2017 are set forth below.

	Three Months Ended December 31, 2017 (in thousands)	Year Ended December 31, 2017 (in thousands)
Total Revenue	$37,905 to $38,211	$154,012 to $154,318
Hotel Operating Expenses	$27,979 to $28,146	$113,099 to $113,266
Net Loss Available to Common Shareholders	$(3,953) to $(3,453)	$(3,356) to $(2,856)
Hotel EBITDA*	$9,759 to $10,232	$40,746 to $41,219
FFO*	$64 to $382	$12,375 to $12,693
Adjusted FFO*	$3,065 to $3,573	$15,396 to $15,904

*	Hotel EBITDA, funds from operations (“FFO”) and Adjusted FFO are financial measures that are not based on generally accepted accounting principles (“GAAP”). A reconciliation of estimated preliminary Net Loss to FFO and Adjusted FFO and estimated preliminary Net Loss to Hotel EBITDA for the three months and year ended December 31, 2017 is set forth below.

For the three-month period ended December 31, 2017, we estimate that Total Revenue will be in the range of approximately $37.9 million to approximately $38.2 million and that Hotel Operating Expenses will be in the range of approximately $28.0 million to approximately $28.1 million. For the year ended December 31, 2017, we estimate that Total Revenue will be in the range of approximately $154.0 million to approximately $154.3 million and that Hotel Operating Expenses will be in the range of approximately $113.1 million to approximately $113.3 million.

For the three-month period ended December 31, 2017, we estimate that Net Loss Available to Common Shareholders will be in the range of approximately $(4.0) million to approximately $(3.5) million, that Hotel EBITDA will be in the range of approximately $9.8 million to approximately $10.2 million, that FFO will be in the range of approximately $64.0 thousand to approximately $382.0 thousand, and that Adjusted FFO will be in the range of approximately $3.1 million to approximately $3.6 million. For the year ended December 31, 2017, we estimate that Net Loss Available to Common Shareholders will be in the range of approximately $(3.4) million to approximately $(2.9) million, that Hotel EBITDA will be in the range of approximately $40.7 million to approximately $41.2 million, that FFO will be in the range of approximately $12.4 million to approximately $12.7 million, and that Adjusted FFO will be in the range of approximately $15.4 million to approximately $15.9 million. A reconciliation of estimated preliminary Net Loss to Hotel EBITDA, FFO and Adjusted FFO is set forth below.

Highlights of our estimated preliminary results are as follows:

•	RevPAR. Room revenue per available room (“RevPAR”) for the Company’s wholly-owned portfolio during the three-month period ended December 31, 2017 is estimated to be in the range of $92.49 to $94.11, an estimated increase of 5.4% to 7.3% over the same quarter in 2016, driven by an estimated 2.0% to 2.9% increase in occupancy and an estimated 3.3% to 4.2% increase in average daily rate (“ADR”). For the year, RevPAR is estimated to be in the range of $101.24 to $101.64, an estimated increase of 3.1% to 3.5% over the prior year, driven by an estimated 1.0% to 1.2% increase in occupancy and an estimated 2.0% to 2.3% increase in ADR.

•	Hotel EBITDA. The Company preliminarily estimates that it generated Hotel EBITDA in the range of $9.8 million to $10.2 million for the three-month period ended December 31, 2017, an increase of 16.6% to 22.3% over the same quarter in 2016. For the year, Hotel EBITDA is estimated to be in the range of $40.7 million to $41.2 million, an increase of 1.9% to 3.0% over the prior year.

•	Impact of Tax Reform on Our Current Period Income Tax Provision. The Tax Cuts and Jobs Act was recently enacted and made numerous changes to the U.S. federal income tax laws. The Company is required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. The reduction in the federal corporate tax rate negatively impacted fourth quarter 2017 results but is expected to positively impact future after-tax earnings. The Company estimates the impact of the revaluation of the deferred tax asset to be in the range of $2.6 million to $2.7 million, the impact of which is a one-time non-cash charge to earnings.

We have provided ranges, rather than specific amounts, for the preliminary operating results described above primarily because our closing procedures for the quarter and year ended December 31, 2017 are not yet complete and, as a result, our final results upon completion of the closing procedures may vary from the preliminary estimates set forth above. These estimates, which are the responsibility of our management, were prepared by our management in connection with the preparation of our financial statements and are based upon a number of subjective judgements and assumptions. Additional items that may require adjustments to the preliminary operating results may be identified and could result in material changes to our estimated preliminary operating results. Estimates of operating results are inherently uncertain and we undertake no obligation to update this information. See the information under the headings “Cautionary Note on Forward-Looking Statements” and “Risk Factors” included herein and “Risk Factors” and “Management’s Discussion of Financial Condition and Results of Operations” in the documents incorporated by reference herein for factors that could impact our actual results of operations. Our independent registered public accounting firm, Dixon Hughes Goodman LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, Dixon Hughes Goodman LLP does not express an opinion or provide any form of assurance with respect thereto.

Reconciliation of Estimated Preliminary Net Loss to FFO, Adjusted FFO and Hotel EBITDA

	Three Months Ended December 31, 2017 (in thousands)		Year Ended December 31, 2017 (in thousands)
	Low	High	Low	High
Net Loss Available to Common Shareholders	$(3,953)	$(3,453)	$(3,356)	$(2,856)
Net loss attributable to noncontrolling interest	(497)	(434)	(424)	(361)
Depreciation and amortization	4,017	4,042	16,725	16,750
Gain on involuntary conversion	(959)	(1,199)	(2,000)	(2,240)
Loss (gain) on sale or disposal of assets	1,456	1,426	1,430	1,400

FFO	$64	$382	$12,375	$12,693

(Increase) Decrease in deferred income taxes	2,050	2,240	1,270	1,460
Loss on early extinguishment of debt	952	952	1,180	1,180
Aborted offering costs	0	0	541	541
Unrealized loss on hedging activities	(1)	(1)	30	30

Adjusted FFO Available to Common Shareholders	$3,065	$3,573	$15,396	$15,904

Net Loss Available to Common Shareholders	$(3,953)	$(3,453)	$(3,356)	$(2,856)
Net loss attributable to noncontrolling interest	(497)	(434)	(424)	(361)
Interest expense	3,908	3,898	15,735	15,725
Interest income	(89)	(89)	(215)	(215)
Income tax provision	2,092	2,282	1,510	1,700
Depreciation and amortization	4,017	4,042	16,725	16,750
Loss on early extinguishment of debt	952	952	1,180	1,180
Loss (gain) on sale or disposal of assets	1,456	1,426	1,430	1,400
Gain on Involuntary conversion	(959)	(1,199)	(2,000)	(2,240)
Distributions to preferred unitholders	1,366	1,366	3,781	3,781

EBITDA	$8,293	$8,791	$34,366	$34,864

Corporate general and administrative	1,467	1,442	6,350	6,325
Unrealized loss (gain) on hedging activities	(1)	(1)	30	30

Hotel EBITDA	$9,759	$10,232	$40,746	$41,219

The above reconciliation of estimated preliminary Net Loss Available to Common Shareholders to Hotel EBITDA, FFO and Adjusted FFO was calculated across the low and high Net Loss Available to Common Shareholders ranges based on our preliminary estimates of the expected differences between Net Loss Available to Common Shareholders and Hotel EBITDA, FFO and Adjusted FFO. Similar to the estimated preliminary operating results noted above, our final reconciliation of these non-GAAP financial measures upon completion of our closing procedures may vary from the preliminary estimates.

We consider FFO and Adjusted FFO to be key supplemental measures of our performance and could be considered along with, not alternatives to, net income (loss) as a measure of our performance. These measures do not represent cash generated from operating activities determined by GAAP or amounts available for our discretionary use and should not be considered alternative measures of net income, cash flows from operations or any other operating performance measure prescribed by GAAP.

FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any noncontrolling interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. We consider FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies.

We further adjust FFO for certain additional items that are not in NAREIT’s definition of FFO, including changes in deferred income taxes, any unrealized gain (loss) on hedging instruments or warrant derivative, loan impairment losses, losses on early extinguishment of debt, aborted offering costs, loan modification fees, franchise termination costs, costs associated with the departure of executive officers, litigation settlement, over-assessed real estate taxes on appeal, change in control gains or losses and acquisition transaction costs. We exclude these items as we believe it allows for meaningful comparisons between periods and among other REITs and is more indicative than FFO of the on-going performance of our business and assets.

We define Hotel EBITDA as net income or loss excluding: (1) interest expense, (2) interest income, (3) income tax provision or benefit, (4) equity in the income or loss of equity investees, (5) unrealized gains and losses on derivative instruments not included in other comprehensive income, (6) gains and losses on disposal of assets, (7) realized gains and losses on investments, (8) impairment of long-lived assets or investments, (9) loss on early debt extinguishment, (10) gains or losses on change in control, (11) corporate general and administrative expense, (12) depreciation and amortization, (13) gains and losses on involuntary conversions of assets, (14) distributions to preferred unitholders and (15) other operating revenue not related to our wholly-owned portfolio. We believe this provides a more complete understanding of the operating results over which our wholly-owned hotels and their operators have direct control. We believe Hotel EBITDA provides investors with supplemental information on the on-going operational performance of our hotels and the effectiveness of third-party management companies operating our business on a property-level basis.

Corporate and Partnership Information

Sotherly was incorporated in Maryland in August 2004 and changed its name from MHI Hospitality Corporation to Sotherly Hotels Inc., effective April 16, 2013. The Operating Partnership was formed in Delaware as a limited partnership in August 2004 and changed its name from MHI Hospitality, L.P. to Sotherly Hotels LP effective August 2, 2013. Our principal executive offices are located at 410 W. Francis Street, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.sotherlyhotels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes, the guarantee and this offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete description of the terms of the notes and the guarantee, see “Description of the Notes and Guarantee” in this prospectus supplement and “Description of Debt Securities and Related Guarantees” in the accompanying prospectus. In this section, the terms “we,” “us” and “our” refer only to the Operating Partnership and not to any of its subsidiaries or the Company.

Issuer	Sotherly Hotels LP

Securities Offered	$25,000,000 aggregate principal amount of the 7.25% Senior Unsecured Notes due 2021.

Maturity Date	February 15, 2021, unless redeemed at our option or repurchased prior to such date.

Interest Rate	7.25% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, from February 12, 2018.

Interest Payment Dates	February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2018.

Price to Public	$25 per note.

Ranking	The notes will be direct, senior unsecured obligations of the Operating Partnership and will rank equally in right of payment with all of the existing and future unsecured and unsubordinated indebtedness of the Operating Partnership; rank senior in right of payment to all of the existing and future obligations of the Operating Partnership that are by their terms expressly subordinated in right of payment to the notes; effectively rank junior in right of payment to all of the existing and future secured indebtedness of the Operating Partnership (to the extent of the value of the assets securing such indebtedness); and be structurally subordinated to all of the existing and future indebtedness and preferred equity of our subsidiaries, including the Arlington Financing. As of December 31, 2017, we had consolidated indebtedness of approximately $299.1 million, which is comprised solely of secured mortgage debt.

Guarantee	The notes will be fully and unconditionally guaranteed by the Company on a senior unsecured basis as described under “Description of the Notes and the Guarantee—Guarantee.” The Company does not have any significant assets other than its interest in the Operating Partnership.

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering costs and expenses payable by us, will be approximately $23.3 million, or approximately $26.9 million if the underwriters’ option to purchase additional notes is exercised in full. We intend to use the net proceeds from this offering, together with existing cash on hand and the proceeds of the Arlington Financing to finance the purchase price of the Arlington Acquisition and for general corporate purposes, including acquisition of additional hotels, the repayment of other outstanding indebtedness, capital expenditures, the improvement of hotels in our portfolio, working capital and other general purposes. See “Use of Proceeds” in this prospectus supplement.

Optional Redemption	We may, at our option, redeem the notes in whole or in part at any time, or from time to time, on or after February 15, 2019 at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption as described in “Description of the Notes and Guarantee—Optional Redemption of the Notes” in this prospectus supplement. The notes will not be entitled to the benefit of any sinking fund.

Change of Control Offer to Repurchase	If a Change of Control Repurchase Event (as defined under “Description of the Notes and Guarantee—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event”) occurs, the holders may require us to offer to repurchase the notes at a repurchase price equal to 102% of the aggregate principal amount plus any accrued and unpaid interest to, but not including, the repurchase date.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes in certain circumstances. See “Description of the Notes and Guarantee—Events of Default” in this prospectus supplement.

Certain Covenants	We will issue the notes under an indenture, which is referred to as the Indenture, to be dated as of the issuance date between us, the Company and Wilmington Trust, National Association, as the trustee. The Indenture will contain covenants that, among other things, limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness if certain debt to asset value and/or interest coverage ratios would be exceeded. These covenants are subject to a number of important exceptions, qualifications, limitations and specialized definitions. See “Description of the Notes and Guarantee—Certain Covenants” in this prospectus supplement and “Description of Debt Securities and Related Guarantees” in the accompanying prospectus.

Form	The notes will be evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes and Guarantee—Book-Entry, Delivery and Form” in this prospectus supplement.

Denominations	We will issue the notes only in minimum denominations of $25 and integral multiples of $25 in excess thereof. The principal amount of the notes will be reflected in units with each unit being worth $25.

Future Issuances	The series of notes offered pursuant to this prospectus supplement may be reopened and we may, from time to time, issue additional notes of the same series ranking equally and ratably with the notes and with terms identical to the notes except with respect to issue date, issue price and accrued interest, if any, without notice to, or the consent of, any of the holders of the notes. The additional notes will be equal in rank with the notes and carry the same right to receive accrued and unpaid interest on the notes, and such additional notes will form a single series with the notes.

Listing	We have applied to list the notes on NASDAQ under the symbol “SOHOK.” If the listing is approved, trading of the notes on NASDAQ is expected to commence within a 30-day period after the initial delivery of the notes. Currently, there is no public market for the notes.

Trustee, Registrar and Paying Agent	Wilmington Trust, National Association.

Governing Law	The Indenture, the notes and the guarantee will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Material Tax Considerations	Congress recently enacted the Tax Cuts and Jobs Act which made numerous changes to the U.S. federal income tax laws. The interpretation of many provisions of the new law is still unclear. We cannot predict when or to what extent any U.S. federal tax laws, regulations, interpretations or rulings clarifying this new law will be issued or the impact of any such guidance on holders of the notes. You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Supplemental Material U.S. Federal Income Tax Considerations” in the prospectus supplement and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Risk Factors	An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” in this prospectus supplement before making an investment decision.

RISK FACTORS

An investment in the notes involves various risks. The following are the material risks that apply to an investment in the notes. You should carefully consider the risks described below, together with the information under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent Quarterly Reports on Form 10-Q and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. Any of the following risks could materially adversely affect our business, operations, industry or financial position or our future financial performance.

Risks Related to the Offering

The notes will be direct, unsecured obligations of the Operating Partnership and will be subordinated to any of the Operating Partnership’s future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any future obligations of the Operating Partnership’s subsidiaries.

The notes will be unsecured unsubordinated obligations of the Operating Partnership and will rank equally in right of payment with all of the Operating Partnership’s other unsecured indebtedness and senior in right of payment to any of the Operating Partnership’s future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be effectively subordinated to any of the Operating Partnership’s existing or future secured indebtedness, including the Arlington Financing, to the extent of the value of the assets securing such indebtedness. At December 31, 2017, we had consolidated debt of approximately $299.1 million, which is comprised solely of secured mortgage debt owned by subsidiaries of the Operating Partnership and, other than our interest in the Hyde Resort & Residences condominium hotel, none of our properties were unencumbered as of December 31, 2017.

The notes will be obligations of the Operating Partnership that are guaranteed by Sotherly, but are not the obligation of any other subsidiaries of Sotherly or the Operating Partnership. None of the Operating Partnership’s subsidiaries will be a guarantor of the notes and the notes are not required to be guaranteed by any subsidiaries the Operating Partnership may acquire or create in the future. The notes are effectively subordinated to all of the liabilities of the Operating Partnership’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under the Operating Partnership’s indebtedness, including the notes, or to make any funds available to make payments on the notes, whether by paying dividends or otherwise. The Operating Partnership’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Operating Partnership’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that the Operating Partnership is not recognized as a creditor of such subsidiary. In addition, even where the Operating Partnership is recognized as a creditor of a subsidiary, the Operating Partnership’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

The Company has no significant operations, other than as the sole general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership.

The notes will be fully and unconditionally guaranteed by the Company. However, the Company has no significant operations, other than as the sole general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership. Furthermore, the Company’s guarantee of the notes will be effectively subordinated in right of payment to all liabilities, whether secured or unsecured, and any preferred equity of its subsidiaries (including the Operating Partnership and any entity the Company accounts for under the equity method of accounting). As of September 30, 2017, the Company’s subsidiaries had $325.6 million of total liabilities (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables) and no preferred equity of such subsidiaries was outstanding.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of indebtedness and lenders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by the Company, could be voided, and payment thereon could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (i) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) one of the following was true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance or incurrence of such indebtedness. If a court voided such guarantee, holders of the indebtedness and lenders would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the indebtedness and lenders to repay any amounts already received from a guarantor.

In addition, any claims in respect of a guarantee could be subordinated to all other debts of that guarantor under principles of “equitable subordination,” which generally require that the claimant must have engaged in some type of inequitable conduct; the misconduct must have resulted in injury to the creditors of the debtor or conferred an unfair advantage on the claimant; and equitable subordination must not be inconsistent with other provisions of the U.S. Bankruptcy Code.

Certain financial covenants in the Indenture rely on definitions that use non-GAAP measures and/or are subject to management’s good faith discretion, which could make it difficult for holders of the notes to determine independently whether we are in compliance with certain financial covenants relating to the notes.

The Indenture will contain financial covenants that restrict the Operating Partnership or any of our subsidiaries from incurring indebtedness in amounts that would cause certain ratios specified in the Indenture (“Covenant

Ratios”), not to exceed certain fixed values (see “Description of the Notes and Guarantee—Certain Covenants—Limitations on Incurrence of Debt”). The Covenant Ratios are calculated by reference to various specialized definitions specific to the Indenture, some of which utilize non-GAAP financial measures. For instance, certain definitions on which the Covenant Ratios rely reflect various adjustments to add or subtract certain items from GAAP consolidated net income and interest expense. In addition, management of Sotherly has discretion in calculating certain elements of the Covenant Ratios. For example, the definition of Consolidated Income Available for Debt Service allows management of Sotherly to determine in good faith whether, and the extent to which, certain non-recurring or other unusual items will be added back to our consolidated net income (calculated in accordance with GAAP) for purposes of calculating the Covenant Ratios. Without giving effect to this offering or the anticipated application of the net proceeds of the offering, if we had been subject to the covenants in the Indenture as of September 30, 2017, our ratio of Debt to Adjusted Total Asset Value would have been 0.56 and our ratio of Stabilized Consolidated Income Available for Debt Service to Stabilized Consolidated Interest Expense would have been 2.58 on a trailing twelve-month basis. As a result of the foregoing, the financial statements that we include in future filings with the SEC, which are required to be prepared in accordance with GAAP, may employ different financial measures from those used in the Covenant Ratios, which may make it difficult for holders of the notes to determine independently whether we are in compliance with certain financial covenants.

There are limited covenants in the Indenture.

Subject to the Covenant Ratios, the Indenture will not:

•	prevent our subsidiaries from incurring indebtedness which would effectively rank senior to the notes;

•	prevent us from incurring secured indebtedness that would rank senior to the notes to the extent of the value of the assets securing the indebtedness; or

•	prevent us from incurring unsecured indebtedness that is equal or subordinate in right of payment to the notes.

For these reasons, in evaluating whether to invest in the notes, you should not consider the covenants in the Indenture as a significant factor limiting our ability to incur additional debt.

An increase in the level of our outstanding indebtedness, or other events, could have an adverse impact on our business, properties, capital structure, financial condition, results of operations or prospects, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such event could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Under certain circumstances, the Operating Partnership may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

The Operating Partnership may redeem all or a portion of the notes at any time after February 15, 2019, as described under “Description of the Notes and Guarantee—Optional Redemption of the Notes.” If a redemption does occur, particularly at times when prevailing interest rates are relatively low, you may be unable to reinvest the money you receive in the redemption in a comparable security at an interest rate that is equal to or higher than the interest rate on the notes being redeemed.

The Operating Partnership may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of the notes will have the right to require the Operating Partnership to repurchase all or any part of such holder’s notes at a price equal to 102% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that the Operating Partnership would have sufficient financial resources available to satisfy its obligations to repurchase the notes and any other indebtedness that may be required to be repaid or repurchased as a result of such event. A failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes and Guarantee—Certain Covenants—Offer to Repurchase upon a Change of Control Repurchase Event.”

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be difficult for you to sell your notes. If the notes are traded after their initial issuance, they may trade at a discount, depending upon:

•	our creditworthiness, financial condition, performance and prospects;

•	prevailing interest rates;

•	the time remaining on the maturity of the notes;

•	their subordination to our existing and future liabilities;

•	the outstanding principal amount of the notes;

•	the market for similar securities; and

•	other factors beyond our control, including general economic conditions and conditions affecting lodging companies.

We have applied to list the notes on NASDAQ; however, we cannot assure you that the listing will be approved or of the development or liquidity of any trading market for the notes following this offering.

Risks Related to Our Debt and Financing

We may not be able to generate sufficient cash to service our debt obligations, including obligations under the notes. Increased leverage as a result of this offering may harm our financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. As of December 31, 2017, the principal balance of our debt was approximately $299.1 million, which consisted solely of secured mortgage debt.

Our level of indebtedness could have important consequences to you, because:

•	it could affect adversely the Operating Partnership’s ability to satisfy its financial obligations, including those relating to the notes;

•	a portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future and/or to refinance existing debt;

•	it could require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	it may force us to dispose of one or more of our properties, possibly on unfavorable terms;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

We have mortgage debt obligations maturing in 2018 and 2019, and if we are not successful in extending the terms of this indebtedness or in refinancing this debt on acceptable economic terms or at all, our overall financial condition could be materially and adversely affected.

We will be required to seek additional capital in the near future to refinance or replace existing long-term mortgage debt that is maturing. The ability to refinance or replace mortgage debt is subject to market conditions, and could become limited in the future. There can be no assurance that we will be able to obtain future financings on acceptable terms, if at all. In August 2018, the mortgage on our DoubleTree by Hilton Raleigh Brownstone University matures and in April and June of 2019, respectively, the mortgages on DoubleTree by Hilton Philadelphia Airport and Crowne Plaza Tampa Westshore mature. We also have additional significant obligations maturing in subsequent years. The total aggregate amount of our debt obligations scheduled to mature in 2018 and 2019, inclusive of monthly amortization of all our indebtedness, is approximately $74.1 million, which represents approximately 24.8% of our total debt obligation outstanding as of December 31, 2017.

We will need to, and plan to, renew, replace or extend our long-term indebtedness prior to the respective maturity date. If we are unable to extend these loans, we may be required to repay the outstanding principal amount at maturity or a portion of such indebtedness upon refinance. If we do not have sufficient funds to repay any portion of the indebtedness, it may be necessary to raise capital through debt financing, private or public offerings of debt securities or equity financings. We are uncertain whether we will be able to refinance these obligations or if refinancing terms will be favorable. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense would lower our cash flow, and, consequently, cash available to meet our financial obligations. If we are unable to obtain alternative or additional financing arrangements in the future, or if we cannot obtain financing on acceptable terms, we may not be able to execute our business strategies or we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses and potentially reducing cash flow from operating activities if the sale proceeds in excess of the amount required to satisfy the indebtedness could not be reinvested in equally profitable real property investments. Moreover, the terms of any additional financing may restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended. To the extent we cannot repay our outstanding debt, we risk losing some or all of our hotel properties to foreclosure and we could be required to invoke insolvency proceedings including, but not limited to, commencing a voluntary case under the U.S. Bankruptcy Code.

For tax purposes, a foreclosure of any of our hotels would be treated as a sale of the hotel for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the hotel, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder Sotherly’s ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our hotels. When we give a guarantee on behalf of an entity that owns one of our hotels, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. See “Description of the Notes—Events of Default” for a discussion of potential implications should any of our hotels be foreclosed on due to a default.

The guarantee provided by the Company is subject to certain defenses that may limit your right to receive payment on the notes.

Although the guarantee by the Company provides the holders of the notes with a direct claim against the Company’s assets, enforcement of the guarantee against the Company would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the Company in certain circumstances. To the extent that the guarantee is not enforceable, you would not be able to assert a claim successfully against the Company.

Our organizational documents have no limitation on the amount of indebtedness we may incur. As a result, we may become highly leveraged in the future, which could materially and adversely affect us.

Our business strategy contemplates the use of both secured and unsecured debt to finance long-term growth. In addition, our organizational documents contain no limitations on the amount of debt that we may incur, and Sotherly’s board of directors may change our financing policy at any time. As a result, we may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations may be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for funds available for operations and capital expenditures, future business opportunities or other purposes; and

•	the terms of any refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced.

Risks Relating to the Arlington Acquisition

There can be no assurance that the Arlington Acquisition will be consummated or that the Arlington Financing will be obtained in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the Arlington Acquisition or on obtaining the Arlington Financing.

We currently intend to use the net proceeds from this offering together with cash on hand and the proceeds from the Arlington Financing to fund the cash portion of the consideration for the acquisition of the Arlington Hotel and for related transaction expenses, as described in the section entitled “Summary—Recent Developments—Pending Acquisition of Hyatt Centric Arlington Hotel in Arlington, Virginia.” However, we have not yet entered into a binding commitment letter or definitive loan documents with respect to the Arlington Financing, and there can be no assurance that we will obtain the Arlington Financing on the terms we anticipate or at all. The consummation of the Arlington Acquisition is not contingent on obtaining the Arlington Financing and, in the event we do not obtain the Arlington Financing, we expect to fund the purchase price of the Arlington Acquisition through a combination of net proceeds from this offering, cash on hand and alternative financing from other third parties. We cannot assure you that such alternate financing will be available on terms we deem acceptable or that we will consummate the Arlington Acquisition even if financing is available because the acquisition is subject to satisfaction of closing conditions, including entering into a new franchise agreement with Hyatt or making other arrangements to satisfy the obligations of the Seller under its existing Hyatt franchise agreement, the accuracy of representations and warranties through closing, and conditions related to the operation and maintenance of the Arlington Hotel. There can be no assurances those conditions will be satisfied or that we will close on the terms or on the timeline described herein or at all. For example, there can be no assurance that the seller will proceed with the transaction or that the conditions to closing will be satisfied. If we are unable to successfully enter into a franchise agreement with Hyatt within certain deadlines, then we may not be able to close the Arlington Acquisition or may be obligated to satisfy certain obligations of the Seller under the existing Hyatt franchise agreement. The closing of this offering is not conditioned on the consummation of the Arlington Acquisition. Therefore, upon the closing of this offering, you will become a holder of the notes irrespective of whether the Arlington Acquisition is consummated or delayed. In the event that we fail to consummate the Arlington Acquisition, we will have incurred a substantial amount of additional debt without securing the benefit of the expected financial performance of the Arlington Hotel. As a result, our failure to consummate the Arlington Acquisition could have a material adverse impact on our results of operations and cash flow and our ability to make payments on the notes and the guarantee.

If we are unable to consummate the acquisition of the Arlington Hotel, we may experience delays in locating and securing attractive alternative investments in which to invest the net proceeds of this offering.

This offering is not conditioned upon the completion of the Arlington Acquisition. Consummation of the Arlington Acquisition is subject to a number of conditions and, if the Arlington Acquisition is not consummated for any reason, our management will have broad discretion in the application of the net proceeds from this offering. We have not identified a specific use for any such net proceeds if the Arlington Acquisition is not consummated. If we are unable to acquire the Arlington Hotel, we may experience delays in locating and securing attractive alternative real estate investments in which to invest the net proceeds of the offering. Our failure to apply a substantial portion of the net proceeds of this offering effectively or to find suitable alternative hotel properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses. In addition, these potential alternative acquisitions, whether or not they are successful, may require substantial time and attention from our management and may cause us to incur significant expenses in connection with our review and negotiation, including expenses for closing costs and legal fees. To the extent we do not consummate the acquisition of the Arlington Hotel, these expenses will not be offset by increased revenues from the property. The failure of our management to use the net proceeds of this offering effectively could have a material adverse effect on our business, results of operations and cash flow and our ability to make payments on the notes and the guarantee.

Until appropriate investments can be identified, we may use a portion of the net proceeds for repayment of existing debt and/or for general corporate purposes, including capital expenditures. If we are unable to acquire the Arlington Hotel, we will have broad authority to use the net proceeds of this offering for other purposes that may not be accretive to our results of operations. Pending application of the net proceeds from this offering, we may invest such proceeds in short-term, interest bearing investments that are consistent with our intention to maintain our qualification as a REIT. These investments are expected to provide a lower net return than we seek to achieve from future hotel property acquisitions.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “ potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The factors listed under “Risk Factors” on page S-12 of this prospectus supplement and in any documents incorporated by reference into this prospectus including our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the SEC, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services;

•	risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs;

•	risks associated with adverse weather conditions, including hurricanes;

•	the availability and terms of financing and capital and the general volatility of the securities markets;

•	the Company’s intent to repurchase shares from time to time;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements;

•	management and performance of our hotels;

•	risks associated with maintaining our system of internal controls;

•	risks associated with the conflicts of interest of the Company’s officers and directors;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	risks associated with our ability to maintain our franchise agreements with our third party franchisors;

•	our ability to consummate the Arlington Acquisition and to acquire additional properties and the risk that potential acquisitions, including the Arlington Acquisition, may not perform in accordance with expectations;

•	our ability to successfully expand into new markets;

•	legislative/regulatory changes, including changes to laws governing taxation of REITs;

•	the Company’s ability to maintain its qualification as a REIT;

•	our ability to maintain adequate insurance coverage; and

•	other factors, including those discussed in “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference or incorporated by reference herein, or therein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus supplement, except as required by law. In addition, our past results are not necessarily indicative of our future results.

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of September 30, 2017:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the Series C cumulative redeemable perpetual preferred units issued in October 2017, the redemption of the 7.0% Senior Unsecured Notes in November 2017, the incurrence of the Arlington Financing, anticipated net proceeds of this offering, assuming the underwriters do not exercise their option to purchase additional notes, and the application of the net proceeds of the offering and of the Arlington Financing as described under “Use of Proceeds.”

	As of September 30, 2017
	Actual	As-Adjusted
Cash

Cash and cash equivalents	$32,651,893	$37,687,553
Restricted cash	6,115,997	6,115,997

Total cash	$38,767,890	43,803,550

Debt

Secured mortgage debt	$298,429,955	$355,429,955
Unsecured Notes	24,560,735	23,300,000

Total debt	322,990,690	378,729,955

Equity

8.0% Series B Cumulative Redeemable Preferred Partnership Units	37,766,531	37,766,531
7.875% Series C Cumulative Redeemable Preferred Partnership Units	–	30,488,660
General partner account	662,073	652,150
Limited partner accounts	38,702,116	37,719,774

Total equity	$77,130,720	$106,627,115

Total capitalization	$400,121,410	$485,357,070

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Operating Partnership’s ratios of earnings to fixed charges and earnings to combined fixed charges and preferred partnership unit distributions for the periods shown for the Operating Partnership:

	Sotherly Hotels LP
	Nine Months Ended September 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Ratio of earnings (loss) to fixed charges	1.22	0.98	1.32	0.87	0.76	0.64
Deficiency of earnings to fixed charges	N/A	$389,686	N/A	$1,945,803	$2,349,197	$3,763,687
Ratio of earnings (loss) to combined fixed charges and preferred partnership unit distributions	1.01	0.92	1.32	0.87	0.76	0.64
Deficiency of earnings to combined fixed charges and preferred partnership unit distributions	N/A	$1,534,575	N/A	$1,945,803	$2,349,197	$3,763,687

The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred partnership unit distributions are computed by dividing earnings by the sum of fixed charges and preferred partnership unit distributions. Accordingly, the following definitions apply:

•	“Earnings” consist of net income (loss) before noncontrolling interests and fixed charges, less capitalized interest;

•	“Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized; and

•	“Preferred partnership unit distributions” consist of the amount of pre-tax earnings required to pay distributions on the Operating Partnership’s previously outstanding Series A Cumulative Redeemable Preferred Partnership Units, or the Series A Preferred Units, and the 8.0% Series B Cumulative Redeemable Perpetual Partnership Units, or the Series B Preferred Units.

For periods after September 30, 2013, the date that the remaining Series A Preferred Units were redeemed, and prior to August 23, 2016, the date of the initial issuance of the Series B Preferred Units, there were no outstanding preferred partnership units. Therefore, there were no preferred partnership unit distributions included in the calculations of ratios of earnings to fixed charges and preferred partnership unit distributions for those periods.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and estimated offering costs and expenses payable by us, will be approximately $23.3 million, or approximately $26.9 million if the underwriters’ option to purchase additional notes is exercised in full.

The Operating Partnership intends to use the net proceeds from this offering, together with existing cash on hand and the proceeds of the Arlington Financing, to finance the purchase price of the Arlington Acquisition and for general corporate purposes, including acquisition of additional hotels, the repayment of other outstanding indebtedness, capital expenditures, the improvement of hotels in our portfolio, working capital and other general purposes.

Pending the permanent use of the net proceeds of this offering, we may invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with the Company’s qualification to be taxed as a REIT for federal income tax purposes.

DESCRIPTION OF THE NOTES AND GUARANTEE

This description sets forth certain terms of the notes and the related guarantee that the Operating Partnership and the Company, respectively, are offering pursuant to this prospectus supplement and the accompanying prospectus. The notes will be issued pursuant to a base indenture, to be dated as of February 12, 2018, as supplemented by the First Supplemental Indenture, to be dated as of February 12, 2018, collectively referred to as the Indenture, among the Operating Partnership, the Company, as guarantor, and Wilmington Trust, National Association, as trustee.

In this section, unless specifically defined in this prospectus supplement, we use capitalized words to signify terms that will be specifically defined in the Indenture. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided herein.

This description supplements and, to the extent it is inconsistent, supersedes, the description of the general provisions of the notes, the guarantee and the Indenture in the accompanying prospectus. Because this section is a summary, it does not describe every aspect of the notes, the guarantee or the Indenture. We urge you to read the Indenture because that document and not this summary will define your rights as a Holder of the notes. You may obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information.” In this section, the terms “the Company” and “Sotherly” refer only to Sotherly Hotels Inc. and the terms “we,” “us,” “our” and “the Operating Partnership” refer only to Sotherly Hotels LP and not to any of its subsidiaries or the Company.

General

The terms of the notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The notes will be a single series under the Indenture, initially in the aggregate principal amount of $25,000,000 ($28,750,000 if the underwriters’ option to purchase additional notes is exercised in full). The notes will be issued only in fully registered form without coupons, in minimum denominations of $25 and integral multiples of $25 in excess thereof. The principal amount of the notes will be reflected in units with each unit being worth $25. The notes will be evidenced by one or more global notes in book-entry form, except under the limited circumstances described under “—Certificated Notes.” Currently there is no public market for the notes.

The notes will not be convertible into or exchangeable for our partnership interests or shares of common stock of Sotherly.

Ranking

The notes will be our direct, senior unsecured obligations and will:

•	rank equally in right of payment with each other and with all of our existing and future unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future indebtedness that by its terms is expressly subordinated to the notes;

•	effectively rank junior in right of payment to any of our existing or future secured indebtedness (to the extent of the value of the assets securing such indebtedness);

•	not be guaranteed by any of our existing or future subsidiaries, and none of our existing or future subsidiaries will have any obligation to repay the notes or any part thereof; and

•	be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, whether secured or unsecured, including the claims of mortgage lenders, and any preferred equity of our subsidiaries.

The notes will be obligations of the Operating Partnership that are guaranteed by Sotherly but will not be the obligation of any of our subsidiaries. Accordingly, in the event of a bankruptcy or liquidation of any of our subsidiaries, the indebtedness incurred by such subsidiary will have to be satisfied in full before you will be able to realize any value from the properties of such subsidiary. As of September 30, 2017, we and our consolidated subsidiaries had indebtedness of approximately $323.0 million (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables), which was comprised of approximately $298.4 million of secured mortgage debt and $24.6 million of unsecured debt. Of the approximately $323.0 million consolidated indebtedness outstanding as of September 30, 2017, approximately $298.4 million was secured indebtedness held by our subsidiaries and approximately $24.6 million related to our 7.00% senior unsecured notes due 2019. On November 15, 2017, we subsequently redeemed the entire $25.3 million aggregate principal amount of our outstanding 7.00% senior unsecured notes due 2019. In addition, as of September 30, 2017, Sotherly had issued and outstanding 1,610,000 shares of our 8.00% Series B cumulative redeemable perpetual preferred stock, par value $0.01 per share, with a liquidation preference of $25 per share. Subsequently, on October 11, 2017 and October 17, 2017, Sotherly issued 1,200,000 shares and 100,000 shares, respectively, of our 7.875% Series C cumulative redeemable perpetual preferred stock, par value $0.01 per share, with a liquidation preference of $25 per share. Sotherly, our subsidiaries or we may also incur additional indebtedness in the future, including secured indebtedness, subject to the provisions described under “—Certain Covenants—Limitations on Incurrence of Debt.”

Additional Notes

This series may be reopened and we may, from time to time, issue additional notes of the same series ranking equally and ratably with the notes and with terms identical to the notes except with respect to issue date, issue price and accrued interest, if any, without notice to, or the consent of, any of the Holders of the notes. The additional notes will be equal in rank with the notes and carry the same right to receive accrued and unpaid interest on the notes, and such additional notes will form a single series with the notes.

Interest

The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from, and including, February 12, 2018, and the subsequent interest periods will be the periods from, and including, an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. Interest is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2018 to the persons in whose names the notes are registered at the close of business on February 1, May 1, August 1 or November 1, as the case may be, immediately before the relevant interest payment date. All payments will be made in U.S. dollars.

Interest payments will be made only on a Business Day (as defined below). If any interest payment is due on a non-Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a Default (as defined below) under the notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined below).

Maturity

The notes will mature on February 15, 2021 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee, unless earlier redeemed by us at our option as described under “—Optional Redemption of the Notes” and “—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.” The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Guarantee

The Company will fully and unconditionally guarantee our obligations under the notes on a direct, unsecured and unsubordinated basis, including the due and punctual payment of principal of, and premium, if any, and interest on, the notes, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise. The obligations of the Company under the guarantee will rank equally in right of payment with all other existing or future direct, unsecured and unsubordinated obligations of the Company, senior to all of the Company’s existing and future obligations that are by their terms expressly subordinated to the guarantee and effectively junior to any of the Company’s existing or future secured obligations (to the extent of the value of the assets securing such obligations). However, the Company currently has no significant operations, other than as the general partner of the Operating Partnership, and no significant assets, other than its interest in the Operating Partnership. Furthermore, the Company’s guarantee of the notes will be structurally subordinated to all liabilities, whether secured or unsecured, including the claims of mortgage loans, and any preferred equity of its subsidiaries (including the Operating Partnership and any entity the Company accounts for under the equity method of accounting). As of September 30, 2017, the Company and its subsidiaries had approximately $325.6 million of total liabilities (excluding unamortized debt premiums and discounts, intercompany debt, guarantees of debt of the Operating Partnership, accrued expenses and trade payables) and no preferred equity of such subsidiaries was outstanding. See “Risk Factors—Risk Related to this Offering.”

Optional Redemption of the Notes

We may, at our option, redeem the notes in whole, at any time, or in part, from time to time, on or after February 15, 2019 at a redemption price equal to 101% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date.

We are required to give notice of such redemption not less than 30 days nor more than 60 days prior to the redemption date to each Holder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Certain Covenants

In addition to the covenants contained in the base indenture, including, among others, the covenants relating to information rights and consolidation, merger and sale of assets, the Indenture will contain the following covenants.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described under “—Optional Redemption of the Notes,” we will make an offer to each

Holder to repurchase all or any part (in a minimum principal amount of $25 and integral multiples of $25 in excess thereof) of that Holder’s notes at a repurchase price in cash equal to 102% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control Repurchase Event, but after the public announcement of the Change of Control Repurchase Event, we will give notice to each Holder with copies to the trustee and the paying agent (if other than the trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control Repurchase Event, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Indenture by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	Accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	Deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	Deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly send to each Holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $25 and integral multiples of $25 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if (i) we or our successor delivered a notice to redeem in the manner, at the times and otherwise in compliance with the optional redemption and repayment provision described above prior to the occurrence of the Change of Control Repurchase Event (and all of the notes are redeemed pursuant to such redemption on the related redemption date); or (ii) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. Our failure to repurchase the notes upon a Change of Control Repurchase Event would result in an Event of Default under the Indenture. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the notes or issued thereafter, including without limitation, in the case of Sotherly, all common stock and preferred stock of Sotherly outstanding from time to time.

“Change of Control Repurchase Event” means (A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Capital Stock (as defined above) entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we, the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, or the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or the Nasdaq Stock Market.

Limitations on Incurrence of Debt

We will not, and will not permit any subsidiary to, incur any Debt (as defined below), other than Intercompany Debt (as defined below), including that which is subordinated in right of payment to the notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the ratio of the aggregate principal amount of all outstanding Debt to Adjusted Total Asset Value (as defined below) would be greater than 0.65 to 1.0.

In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Stabilized Consolidated Income Available for Debt Service (as defined below) to Stabilized Consolidated Interest Expense (as defined below) on the date on which such additional Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof, would be less than 1.5 to 1.0.

“Adjusted Total Asset Value” as of any date means the sum of (i) Stabilized Asset Value (as defined below), (ii) Non-Stabilized Asset Value (as defined below) and (iii) total cash and cash equivalents of us and our subsidiaries on a consolidated basis determined in accordance with GAAP.

“Asset Under Renovation” as of any date means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity (as defined below) that is designated by us in our discretion as the recipient or beneficiary of capital expenditures that are in an amount greater than 4% of such hotel asset’s total revenues for the preceding 12 months.

“Capitalization Rate” means 7.5%.

“Consolidated Income Available for Debt Service” means, in each case calculated for the four complete calendar quarters preceding the date of determination, Consolidated Net Income (as defined below) of us and our consolidated subsidiaries plus amounts that have been deducted for but minus amounts that have been added for (a) Consolidated Interest Expense plus dividends on mandatorily redeemable or mandatorily convertible preferred stock and prepayment penalties included in GAAP interest expense, (b) provision for taxes of us and our consolidated subsidiaries based on income, (c) depreciation and amortization and all other non-cash items deducted for purposes of calculating Consolidated Net Income, (d) provision for gains and losses on sales or other dispositions of properties and other investments, (e) extraordinary items, (f) non-recurring or other unusual items, as determined by us in good faith, and (g) corporate, general and administrative expenses.

“Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, the aggregate amount of interest expense for us and our consolidated subsidiaries for such period determined in accordance with GAAP, excluding any interest that is (i) payable in respect of Capital Stock, (ii) capitalized or (iii) payable in a form other than cash.

“Consolidated Net Income” means, for the four complete calendar quarters preceding the date of determination, the amount of net income (or loss) of us and our subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means, as of any date, without duplication, any indebtedness of us or any of our subsidiaries, whether or not contingent, solely in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any such subsidiary, or (iii) reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable, but in the case of items of indebtedness incurred under (i) through (iii) above only to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP. The term “Debt” also includes, to the extent not otherwise included, any obligation of us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any such subsidiary), but excludes Capital Stock (as defined above) of Sotherly, us, or our subsidiaries.

“Intercompany Debt” means Debt to which the only parties are Sotherly, any of its subsidiaries, us or any of our subsidiaries, or Debt owed to Sotherly arising from routine cash management practices, but only so long as such Debt is held solely by any of Sotherly, any of its subsidiaries, us and any of our subsidiaries.

“Non-Stabilized Asset” as of any date means any hotel asset owned by us, any of our subsidiaries or any Unconsolidated Entity that (i) is, or within the preceding 24 months has been, an Asset Under Renovation, or (ii) has, within the preceding 24 months, (a) completed a brand change, (b) been subject to an event, or a series of events, giving rise to a material casualty or (c) is in, or has completed, condemnation proceedings in respect of all or any part of such hotel asset.

“Non-Stabilized Asset Value” as of any date means the total “as-stabilized” value of all Non-Stabilized Assets as determined by an appraisal of each such Non-Stabilized Asset commissioned by us from a certified MAI appraiser in December of each year during which any notes remain outstanding.

“Stabilized Asset” means any hotel asset owned by us, any subsidiary or any Unconsolidated Entity that does not constitute a Non-Stabilized Asset.

“Stabilized Asset Value” as of any date means the total value of all Stabilized Assets determined by dividing (i) Stabilized Consolidated Income Available for Debt Service by (ii) the Capitalization Rate.

“Stabilized Consolidated Income Available for Debt Service” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Income Available for Debt Service, excluding any portion of Consolidated Income Available for Debt Service attributable to a Non-Stabilized Asset.

“Stabilized Consolidated Interest Expense” means, for the four complete calendar quarters preceding the date of determination, our Consolidated Interest Expense, excluding any portion of Consolidated Interest Expense relating to Debt that is secured by a Non-Stabilized Asset.

“Unconsolidated Entity” means an entity, other than one of our consolidated subsidiaries, in which we own a direct or indirect interest that is accounted for under the equity method of accounting or the cost method of accounting.

Maintenance of Properties

We will cause all of our and our subsidiaries’ material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of these properties, all as in our judgment may be necessary so that the business carried on in connection with these properties may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries shall not be prevented from selling or otherwise disposing of for value their respective properties in the ordinary course of business.

Insurance

We will, and will cause each of our subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-V.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon the income, profits or property of us or any such subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of us or any subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Events of Default

The following will be “Events of Default” under the Indenture with respect to the notes:

•	default in the payment of any principal of or premium, if any, on or redemption price with respect to the notes when due;

•	default in the payment of any interest on the notes when due and payable, which continues for 30 days;

•	default under the merger covenant contained in the Indenture;

•	default in tendering payment for the notes upon a Change of Control Repurchase Event, when such payment remains unpaid 60 days after issuance of the requisite notice;

•	the guarantee of the Company is not (or is claimed by the Company not to be) in full force and effect;

•	default in the performance of any other obligation of the Operating Partnership or the Company contained in the Indenture or the notes or the guarantee, as applicable, which continues for 90 days after written notice from the trustee or the Holders of more than 25% of the aggregate outstanding principal amount of the notes;

•	an event of default, as defined in any bond, note, debenture or other evidence of Debt of Sotherly, us or any Significant Subsidiary in excess of $35,000,000 singly or in aggregate principal amount of such issues of such persons, whether such Debt exists now or is subsequently created, which becomes accelerated so as to be due and payable prior to the date on which the same would otherwise become due and payable and such acceleration(s) shall not have been annulled or rescinded within 30 days of such acceleration or the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; provided, however, that if such event of default, acceleration(s) or payment default(s) are contested by us, a final and non-appealable judgment or order confirming the existence of the default(s) and/or the lawfulness of the acceleration(s), as the case may be, shall have been entered;

•

any final and non-appealable judgment or order for the payment of money in excess of $35,000,000 singly, or in the aggregate for all such final judgments or orders against all such persons: (i) shall be rendered against Sotherly, us or any Significant Subsidiary and shall not be paid or discharged and (ii) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $35,000,000 during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

•	specified events in bankruptcy, insolvency or reorganization of Sotherly, us or any Significant Subsidiary (as defined below) (each, a “Bankruptcy Event”).

“Significant Subsidiary” means each of our significant subsidiaries, if any, as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

Remedies if an Event of Default Occurs

If an Event of Default with respect to the outstanding notes occurs and is continuing (other than an Event of Default involving a Bankruptcy Event), the trustee or the Holders of not less than 25% in aggregate principal amount of the notes may declare the principal thereof, premium, if any, and all unpaid interest thereon to be due and payable immediately. If an Event of Default involving a Bankruptcy Event shall occur, the principal amount (or specified amount) of accrued and unpaid interest, if any, on all outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding notes.

At any time after the trustee or the Holders of the notes have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the notes, but before the trustee has obtained a judgment or decree for payment of money due, the Holders of a majority in aggregate principal amount of outstanding notes may rescind and annul that acceleration and its consequences, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

The Holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Holders not joining therein. Before proceeding to exercise any right or power under the Indenture at the direction of the Holders, the trustee is entitled to receive from those Holders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Holder of the notes will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Holder or Holders of not less than 25% in principal amount of the outstanding notes have given to the trustee written notice of a continuing Event of Default with respect to the notes;

•	such Holder or Holders have offered the trustee indemnification or security reasonably satisfactory to the trustee against the costs, expenses and liabilities incurred in connection with such request;

•	the trustee has not received from the Holders of a majority in principal amount of the outstanding notes a written direction inconsistent with the request within 60 days; and

•	the trustee fails to institute the proceeding within 60 days.

However, the Holder of a note has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such note on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Holder.

The Registrar and Paying Agent

We will initially designate the trustee as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For notes which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

No Personal Liability

The Indenture will provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the Indenture, or in any of the notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Operating Partnership or of any successor person thereof, but not including any obligations of Sotherly as guarantor under the Indenture. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Governing Law

The Indenture, the notes and the guarantee will be governed by the laws of the State of New York.

Listing

We have applied to list the notes on the NASDAQ® Global Market under the symbol “SOHOK.” If approved, we expect trading in the notes to begin within 30 days after the original issue date of the notes.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee).

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described under the heading “Certificated Notes:”

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus to actions by Holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus to payments and notices to Holders will refer to payments and notices to DTC or Cede & Co., as the registered Holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as provided under “—Certificated Notes.” To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the Indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a Holder under the Indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue the notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an Event of Default has occurred and is continuing under the Indenture and a request for such exchange has been made; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered Holders of the certificated notes as Holders under the Indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus to actions by Holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus to payments and notices to Holders will refer to payments and notices to the depositary, as the registered Holder of the notes, for distribution to you in accordance with its policies and procedures.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a supplement to, and is intended to be read together with, the discussion incorporated by reference in the accompanying prospectus under the heading “Material U.S. Federal Income Tax Considerations”.

The following discussion is a summary of the material U.S. federal income tax considerations that a holder of the notes may consider relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax consequences. Baker & McKenzie LLP has acted as our tax counsel, has reviewed this discussion, and is of the opinion that this discussion is accurate in all material respects. The following discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the “Treasury Regulations”, the legislative history of the Code, Internal Revenue Service, or the IRS, rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a regulated investment company or a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the notes under the constructive sale provisions of the Code;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the notes in this offering for cash at their “issue price” and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. These contingencies may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any additional amounts paid to a U.S. Holder would be taxable as described below in “U.S. Holders—Sale or Other Taxable Disposition of the Notes.” This position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes.

Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note (or a portion thereof) generally will be the U.S. Holder’s cost therefor decreased by any payment on the note other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income,” or (ii) the excess of modified adjusted gross income over a threshold amount (which is $200,000 in the case of individuals and $250,000 for taxpayers that are married filing jointly). For purposes of the Medicare tax, net investment income generally includes interest income and net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of notes in light of their individual circumstances.

Changes in U.S. Federal Tax Laws.

Congress recently enacted the Tax Cuts and Jobs Act which made numerous changes to the U.S. federal income tax laws. The interpretation of many provisions of the new law is still unclear. We cannot predict when or to what extent any U.S. federal tax laws, regulations, interpretations or rulings clarifying this new law will be issued or the impact of any such guidance on holders of the notes. You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Certain provisions in the recently passed Tax Cuts and Jobs Act could impact the U.S. federal income tax treatment of the notes for certain U.S. Holders. Under the Tax Cuts and Jobs Act, a U.S. Holder that uses an accrual method of accounting for U.S. federal income tax purposes generally would be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements of such noteholder. A U.S. Holder that does not have financial statements within the meaning of the provision is subject to special rules and is urged to consult a tax advisor to understand the impact of this provision.

Separately, the Tax Cuts and Jobs Act imposes on applicable educational institutions a 1.4% tax on their net investment income for the taxable year. In general, this tax is imposed on private educational institutions with at least 500 students, more than 50 percent of which are located in the United States, and that have at least $500,000 of assets per student at the end of the prior year. Net investment income for this purpose is generally the private educational institution’s gross investment income and capital gain net income reduced by certain expenses incurred for the production of investment income and the management of property held for the production of such income. Net investment income includes interest income and gain associated with a sale or disposition of the notes. Whether a U.S. Holder is subject to this rule depends on such holder’s circumstances. Each U.S. Holder is urged to consult a tax advisor to determine whether and to what extent such noteholder will be subject to this provision.

Under the Tax Cuts and Jobs Act, the corporate income tax rate is reduced from a maximum rate of 35% to a flat 21% rate. The reduced corporate income tax rate, which is effective for taxable years beginning on January 1, 2018, will apply to income earned by our U.S. subsidiaries that are C corporations, including our taxable REIT subsidiaries. The Tax Cuts and Jobs Act also repeals the alternative minimum tax imposed on C corporations.

The Tax Cuts and Jobs Act reduces the highest marginal income tax rate applicable to U.S. individuals from 39.6% to 37% (excluding the 3.8% Medicare tax on net investment income discussed above). U.S. individuals continue to pay a maximum 20% rate on long-term capital gains and qualified dividend income. The income tax rate changes applicable to U.S. individuals apply for taxable years beginning on January 1, 2018 and through taxable years ending December 31, 2025.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends; in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS. The current backup withholding rate is 24%.

Non-U.S. Holders

For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the notes that is not a “U.S. Holder.” Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them, including any reporting requirements.

Interest

Interest paid to a Non-U.S. Holder on the notes will not be subject to U.S. federal withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively own a 10% or greater interest in our capital or profits;

•	such holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person within the meaning of the Code and provides its name and address,

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or

•	the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

A Non-U.S. Holder generally will also be exempt from U.S. federal withholding tax on interest if such amount is effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment”) (as discussed below under “Non-U.S. Holders—U.S. Trade or Business”) and the holder provides us with a properly executed IRS Form W-8ECI (or applicable successor form).

If a Non-U.S. Holder does not satisfy the requirements above, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a Non-U.S. Holder must generally complete an applicable IRS Form W-8 (i.e., IRS Form W-8BEN or W-8BEN-E, as applicable) (or applicable successor form) and claim the reduction or exemption on the form.

Additional Amounts

Upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the notes. Such payments may be treated as interest or as other income subject to U.S. federal withholding tax. A Non-U.S. Holder that is subject to U.S. federal withholding tax should consult its tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Sale or Other Taxable Disposition of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note so long as (1) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) and (2) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A Non-U.S. Holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on the sale, exchange, redemption, retirement or other disposition of a note.

U.S. Trade or Business

If interest paid on a note or gain from a disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which such amounts are generally attributable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to an additional “branch profits tax” equal to 30% of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain from a disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a Non-U.S. Holder of a note if the holder certifies as to its non-U.S. status in the manner described above under “Non-U.S. Holders—Interest.” However, information reporting generally will still apply with respect to payments of interest.

Payments of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments, if the broker has certain enumerated connections with the U.S., provided, however, that such information reporting will not apply if the broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from a disposition by a Non-U.S. Holder of a note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status in the manner described above under “Non-U.S. Holders—Interest” or otherwise establishes an exemption from information reporting and backup withholding.

A Non-U.S. Holder should consult its tax advisor regarding the application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other party) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Act (“FATCA”).

Please see the discussion under the heading “Material U.S. Federal Income Tax Considerations—Foreign Account Tax Compliance Act (“FATCA”)” in the accompanying Prospectus. Prospective investors should consult their own tax advisors regarding FATCA.

UNDERWRITING

Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated February 8, 2018, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite that underwriter’s name at the public offering price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriters	Principal Amount of Notes
Sandler O’Neill & Partners, L.P.	$17,500,000
Stephens Inc.	$7,500,000
Total	$25,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters’ obligations to purchase the notes from us are several and not joint.

The underwriters propose to offer the notes directly to the public initially at the public offering price set forth on the cover page of this prospectus, plus accrued interest, if any, from February 12, 2018 and to certain dealers at the public offering price minus a concession not to exceed 2% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 1% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

The notes consist of a new issue of securities with no established trading market. We have applied to list the notes on the NASDAQ® Global Market. If the listing is approved, we expect trading of the notes to begin within the 30-day period after the initial delivery of the notes. Even if the notes are listed, there may be little or no secondary market for the notes. The representative of the underwriters has advised us that, following completion of the offering of the notes, one or more underwriters intend to make a market in the notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the notes.

The following table shows the total underwriting discounts that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional notes.

Underwriters	Per Note	Without Option	With Option
Public Offering Price	$25	$25,000,000	$28,750,000
Underwriting Discount	$1	$1,000,000	$1,150,000
Proceeds to Us, before expenses	$24	$24,000,000	$27,600,000

Certain expenses associated with the offer and the sale of the notes, exclusive of the underwriting discount, are estimated to be approximately $700,000 and will be paid by us. We will pay all of our expenses and costs in connection with this offering, including the discount and commissions payable to the underwriters. In addition to the underwriting discounts and commissions, we will reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including, without limitation, all marketing, syndication and travel expenses and legal fees and expenses up to a maximum aggregate amount of $100,000 if this offering is consummated and up to a maximum aggregate amount of $70,000 if this offering is not consummated.

In connection with the offering, the representative of the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by the syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Conflicts of Interest

Certain of the underwriters have performed and may continue to perform investment banking, commercial banking and advisory services for us from time to time for which they receive customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees.

LEGAL MATTERS

Certain legal matters in connection with this offering, including securities and tax matters, will be passed upon for us by Baker & McKenzie LLP. Certain legal matters will be passed upon for the underwriters by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of Sotherly Hotels Inc. and Sotherly Hotels LP as of December 31, 2016, and for the year then ended (including the schedules appearing therein), have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements and schedules as of and for the years ended December 31, 2015 and December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website, www.sotherlyhotels.com, which contains additional information concerning us. We file annual, quarterly and current reports, proxy statements and other information, as applicable, with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We have filed a registration statement on Form S-3 of which this prospectus supplement is a part and related exhibits under the Securities Act with respect to the securities being offered by this prospectus supplement. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

We make available free of charge through our website all our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, definitive proxy statements and other reports filed with the SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We have also posted on this website our Code of Business Conduct and the charters of our Audit and Nominating, Corporate Governance and Compensation Committees of our board of directors. The information contained in or accessed through our website is neither part of nor incorporated into this prospectus supplement or the accompanying prospectus.

This prospectus supplement does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus supplement or the accompanying prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. Each of these statements is qualified in all respects by this reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document prior to the completion of this offering. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC prior to the completion of this offering will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below as well as any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File Nos. 001-32379 and 001-36091), including any filings made after the date of this prospectus supplement until we sell all of the securities under this prospectus supplement, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and

•	our Current Reports on Form 8-K filed with the SEC on October 11, 2017 (only with respect to Item 1.01, Item 3.02, Item 3.03, Item 5.03 and Item 8.01), October 16, 2017, October 17, 2017, November 17, 2017, December 13, 2017, December 22, 2017 and January 5, 2018.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement, or in any other document we subsequently file with the SEC prior to the completion of this offering, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus supplement and the accompanying prospectus, except as modified or superseded.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement and the accompanying prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185-4046

Attention: Investor Relations/Scott Kucinski,

Telephone: 757-229-5648

PROSPECTUS

$250,000,000

SOTHERLY HOTELS INC.

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Depositary Shares

Warrants

Rights

Units

SOTHERLY HOTELS LP

Debt Securities

Sotherly Hotels Inc. and Sotherly Hotels LP may offer and sell from time to time, in one or more series of classes, up to $250,000,000 in aggregate principal amount, the following securities: common stock, preferred stock, debt securities, guarantees of debt securities, preferred stock represented by depositary shares, warrants and other rights to purchase common stock, and units representing an interest in two or more other securities. The debt securities issued by Sotherly Hotels Inc. may be non-convertible or convertible into or exercisable or exchangeable for securities of Sotherly Hotels Inc.

This prospectus describes the general terms of securities that may be offered. Each time Sotherly Hotels Inc. or Sotherly Hotels LP sells securities, a prospectus supplement will be provided that will contain specific information about the terms of any securities offered and the specific manner in which the securities will be offered. The prospectus supplement will also contain information, where appropriate, about material United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement. The prospectus supplement may add to, update or change the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Sotherly Hotels Inc. is organized and conducts its operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist it in complying with certain federal income tax requirements applicable to REITs, Sotherly Hotels Inc.’s charter contains certain restrictions relating to the ownership and transfer of its stock, including an ownership limit of 9.9% of our capital stock.

Sotherly Hotels Inc.’s common stock is traded on The NASDAQ Global Market, or “NASDAQ,” under the symbol “SOHO.” On September 5, 2017, the last reported sale price of our common stock on NASDAQ was $6.04 per share. The 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock of the Company are traded on NASDAQ under the symbol “SOHOB.” The 7% Senior Unsecured Notes Due 2019 of Sotherly Hotels LP are traded on NASDAQ under the symbol “SOHOM”.

Investing in our securities involves risks. Please carefully read the “Risk Factors” beginning on page 5 of this prospectus, in any accompanying prospectus supplement, and any documents that are incorporated by reference into this prospectus, for a discussion of certain factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 20, 2017.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process, with Sotherly Hotels Inc. and Sotherly Hotels LP, which is a majority-owned subsidiary of Sotherly Hotels Inc. Under the shelf registration process, Sotherly Hotels Inc. may sell, at any time and from time to time, in one or more offerings, an unspecified amount of shares of common stock, preferred stock, debt securities (including any related guarantees), depositary shares, warrants, rights, and units and Sotherly Hotels LP may sell, at any time and from time to time, in one or more offerings, an unspecified amount of debt securities. The securities to be sold pursuant to this registration statement may have a total aggregate value of up to $250,000,000.

We have provided to you in this prospectus a general description of the securities that we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the applicable prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those financial statements incorporated by reference in this prospectus.

Unless the context otherwise requires or where otherwise indicated, in this prospectus, all references in this prospectus to the “Company” or “Sotherly” means only Sotherly Hotels Inc., a Maryland corporation and the sole general partner of Sotherly Hotels LP. All references to the “Operating Partnership” means only Sotherly Hotels LP, a Delaware limited partnership. All references in this prospectus to “we,” “us” and “our” refer to Sotherly and its subsidiaries and predecessors, including the Operating Partnership, unless the context otherwise requires or where otherwise indicated. When we refer to Sotherly’s “charter,” we mean Sotherly’s articles of incorporation, as amended and supplemented from time to time.

Sotherly Hotels Inc. and the Operating Partnership

The Company is a self-managed and self-administered lodging real estate investment trust focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the southern United States. Sotherly was formed in August 2004 and on December 21, 2004, it successfully completed its initial public offering and elected to be treated as a self-advised REIT for U.S. federal income tax purposes.

The Company conducts its business through the Operating Partnership, of which Sotherly is the sole general partner. As of June 30, 2017, Sotherly owned approximately 89.1% of the partnership units in the Operating Partnership. Limited partners (including certain of our officers and directors) own the remaining units of the Operating Partnership.

To qualify as a REIT, the Company cannot directly manage or operate our wholly-owned hotels. Therefore, our wholly-owned hotel properties are leased to entities we refer to as our TRS Lessees, and managed by MHI Hotel Services, LLC, which does business as Chesapeake Hospitality, an eligible independent management company. Chesapeake Hospitality is owned and controlled by certain individuals, including Andrew M. Sims, Sotherly’s chairman and chief executive officer and Kim E. Sims and Christopher L. Sims, each of whom is a former director of Sotherly. Our TRS Lessees are each wholly-owned by MHI Hospitality TRS Holding, Inc., or MHI Holding, a taxable REIT subsidiary that is wholly-owned by our Operating Partnership. Our TRS Lessees are each disregarded as an entity separate from MHI Holding for U.S. federal income tax purposes. Chesapeake Hospitality and its affiliates have been in continuous operation since 1957. By using Chesapeake Hospitality as the management company, we intend to continue to capitalize on its extensive experience. Chesapeake Hospitality and its predecessors have operated for many years in markets where we have a presence, and its operations are driven primarily by a focused sales, marketing and food and beverage strategy that we believe is critical to the success of a full-service hotel.

As of June 30, 2017, our hotel portfolio consisted of eleven full-service, primarily upscale and upper-upscale hotels with 2,838 rooms and approximately 149,435 square feet of meeting space as well as the hotel commercial condominium unit of the Hyde Resort & Residences. All of our properties, except for The DeSoto, the Georgian Terrace, The Whitehall and the Hyde Resort & Residences, operate under the Hilton, Crowne Plaza, DoubleTree, and Sheraton brands. Our hotels are managed on a day-to-day basis by Chesapeake Hospitality. Our portfolio is concentrated in markets that we believe possess multiple demand generators and have significant barriers to entry for new product delivery, which are important factors for us in identifying hotel properties that we expect will be capable of providing strong risk adjusted returns.

As of June 30, 2017, our portfolio consisted of the following hotel properties and condominium hotel interest:

Property	Number of Rooms		Location	Date of Acquisition	Years Built/Renovated(1)	Chain Designation
Wholly-owned Hotels
Crowne Plaza Hollywood Beach Resort	311		Hollywood, FL	August 9, 2007	1972/2007/2017	Upscale
Crowne Plaza Tampa Westshore	222		Tampa, FL	October 29, 2007	1973/2009	Upscale
The DeSoto(1)	246		Savannah, GA	December 21, 2004	1968/2008/2017	Independent(2)
DoubleTree by Hilton Jacksonville Riverfront	293		Jacksonville, FL	July 22, 2005	1970/2006/2015	Upscale
DoubleTree by Hilton Laurel	208		Laurel, MD	December 21, 2004	1985/2005/2015	Upscale
DoubleTree by Hilton Philadelphia Airport	331		Philadelphia, PA	December 21, 2004	1972/2005/2014	Upscale
DoubleTree by Hilton Raleigh Brownstone-University	190		Raleigh, NC	December 21, 2004	1971/2002/2011	Upscale
Georgian Terrace	326		Atlanta, GA	March 27, 2014	1911/1991/2009 /2011/2015	Independent(2)
Hilton Wilmington Riverside	272		Wilmington, NC	December 21, 2004	1970/2007	Upper Upscale
Sheraton Louisville Riverside	180		Jeffersonville, IN	September 20, 2006	1972/2008	Upper Upscale
The Whitehall	259		Houston, TX	November 13, 2013	1963/2001/ 2011/2016	Independent(2)

Hotel Rooms Subtotal	2,838

Condominium Hotel
Hyde Resort & Residences	200	(3)	Hollywood, FL	January 30, 2017	2017	Independent(2)

Total Hotel & Participating Condominium Hotel Rooms	3,038

(1)	Year Renovated represents the year in which the replacement of a significant portion of the hotel’s furniture, fixtures or equipment was completed.
(2)	We believe that The DeSoto, the Georgian Terrace and The Whitehall are equivalent to hotels that carry a chain scale designation of upper upscale, and that the Hyde Resort & Residences is equivalent to hotels that carry a chain scale designation of luxury.
(3)	The number of condominium hotel rooms reflects only those rooms that were participating in the rental program as of June 30, 2017. At any given time, some portion of the rooms participating in our rental program may be occupied by the unit owner(s) and unavailable for rental to hotel guests. We sometimes refer to each participating condominium unit as a “room.”

Corporate Information

Sotherly was incorporated in Maryland in August 2004 and changed its name from MHI Hospitality Corporation to Sotherly Hotels Inc., effective April 16, 2013. The Operating Partnership was formed in Delaware as a limited partnership in August 2004 and changed its name from MHI Hospitality, L.P. to Sotherly Hotels LP effective August 2, 2013. Our principal executive offices are located at 410 W. Francis Street, Williamsburg, VA 23185. Our telephone number is (757) 229-5648. Our website is http://www.sotherlyhotels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investment in our securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any related free writing prospectus before acquiring any of our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements, which are based on certain assumptions and describe our current strategies, expectations and future plans, are generally identified by our use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “ potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward-looking. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	national and local economic and business conditions that affect occupancy rates and revenues at our hotels and the demand for hotel products and services;

•	risks associated with the hotel industry, including competition and new supply of hotel rooms, increases in wages, energy costs and other operating costs;

•	risks associated with adverse weather conditions, including hurricanes;

•	the availability and terms of financing and capital and the general volatility of the securities markets;

•	the Company’s intent to repurchase shares from time to time;

•	risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements;

•	management and performance of our hotels;

•	risks associated with maintaining our system of internal controls;

•	risks associated with the conflicts of interest of the Company’s officers and directors;

•	risks associated with redevelopment and repositioning projects, including delays and cost overruns;

•	supply and demand for hotel rooms in our current and proposed market areas;

•	risks associated with our ability to maintain our franchise agreements with our third party franchisors;

•	our ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations;

•	our ability to successfully expand into new markets;

•	legislative/regulatory changes, including changes to laws governing taxation of REITs;

•	the Company’s ability to maintain its qualification as a REIT; and

•	our ability to maintain adequate insurance coverage.

These risks and uncertainties should be considered in evaluating any forward-looking statement contained in this prospectus or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus, except as required by law. In addition, our past results are not necessarily indicative of our future results.

TRADE NAMES, LOGOS AND TRADEMARKS

All brand and trade names, logos or trademarks contained or referred to in this prospectus and any accompanying prospectus supplement, as well as any document incorporated by reference in this prospectus and any accompanying prospectus supplement, are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, the offering of any of our securities by any of our franchisors.

“Hilton” and “DoubleTree” are registered trademarks of Hilton Worldwide, Inc. or one of its affiliates. All references below to “DoubleTree” or “Hilton” mean Hilton Worldwide, Inc. and all of its affiliates and subsidiaries.

“Crowne Plaza” is the registered trademark of Intercontinental Hotels Group or one of its affiliates. All references below to “Crowne Plaza” include Intercontinental Hotels Group and all of its affiliates and subsidiaries.

“Sheraton” is the registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Sheraton” include Marriott International, Inc. and all of its affiliates and subsidiaries.

“Hyde Resort & Residences” is the registered trademark of SBE Entertainment Group or one of its affiliates. All references below to “Hyde” include SBE Entertainment Group and all of its affiliates and subsidiaries.

None of DoubleTree, Hilton, Crowne Plaza, Sheraton or Hyde (collectively, the “trademark owners”) is responsible for the content of this prospectus or any accompanying prospectus supplement, or for the information incorporated by reference in this prospectus and any accompanying prospectus supplement, whether relating to hotel information, operating information, financial information, its relationship with us or otherwise. None of the trademark owners are involved in any way, whether as an “issuer” or “underwriter” or otherwise, in any offering by us of the securities covered by this prospectus and any accompanying prospectus supplement. None of the trademark owners have expressed any approval or disapproval regarding the offering of securities pursuant to this prospectus and any accompanying prospectus supplement, and the grant by any of them of any franchise or other rights to us shall not be construed as any expression of approval or disapproval. None of the trademark owners nor any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys have assumed, and none shall have, any liability in connection with the offering of securities contemplated by this prospectus and any accompanying prospectus supplement. If you purchase securities in an offering pursuant to this prospectus and any accompanying prospectus supplement, your sole recourse for any alleged or actual impropriety relating to any offer and sale of securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such securities) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners or any of their respective officers, directors, members, managers, agents, stockholders, employees, accountants or attorneys.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Sotherly’s ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown for Sotherly:

	Sotherly Hotels Inc.
	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Ratio of earnings (loss) to fixed charges	1.48	0.98	1.32	0.87	0.76	0.64
Deficiency of earnings to fixed charges	N/A	$389,686	N/A	$1,945,803	$2,349,197	$3,763,687

The following table sets forth the Operating Partnership’s ratios of earnings to fixed charges and earnings to combined fixed charges for the periods shown for the Operating Partnership:

	Sotherly Hotels LP
	Six Months Ended June 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Ratio of earnings (loss) to fixed charges	1.48	0.98	1.32	0.87	0.76	0.64
Deficiency of earnings to fixed charges	N/A	$389,686	N/A	$1,945,803	$2,349,197	$3,763,687

The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends or preferred unit distributions, as applicable, are computed by dividing earnings by the sum of fixed charges and preferred stock dividends or preferred unit distributions, as applicable. For this purpose, “earnings” consist of net income (loss) before noncontrolling interests and fixed charges, less capitalized interest, “fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and “preferred stock dividends” or “preferred unit distributions,” as applicable, consist of the amount of pre-tax earnings required to pay dividends or distributions, as applicable, on Sotherly’s previously outstanding Series A Cumulative Redeemable Preferred Stock, or the Series A Preferred Stock, and the 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, or the Series B Preferred Stock. For periods after September 30, 2013, the date that the remaining shares of Series A Preferred Stock were redeemed, and prior to August 23, 2016, the date of the initial issuance of the Series B Preferred Stock, there were no outstanding shares of preferred stock. Therefore, there were no preferred stock dividends included in the calculations of ratios of earnings to fixed charges and preferred stock dividends, as applicable, for these periods.

USE OF PROCEEDS

We cannot guarantee that we will receive any proceeds in connection with this offering because we may be unable or choose not to issue and sell any securities covered by this prospectus.

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities by us for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

Pending the permanent use of any such net proceeds, we may invest the net proceeds in interest-bearing, short-term investment grade securities, money-market accounts or other investments that are consistent with our qualification to be taxed as a REIT for federal income tax purposes.

SECURITIES THAT MAY BE OFFERED

The descriptions of the securities contained in this prospectus, collectively, the securities, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following summary of the terms of Sotherly’s common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Sotherly’s charter and bylaws and the Maryland General Corporation Law, or MGCL. Sotherly has filed its charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Sotherly’s authorized capital stock consists of 49,000,000 shares of common stock, $0.01 par value per share, of which 13,815,035 shares of common stock were issued and outstanding as of June 30, 2017. As permitted by the MGCL, Sotherly’s charter contains a provision permitting its board of directors, without any action by its stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Sotherly have authority to issue.

Voting Rights

Subject to the provisions of Sotherly’s charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except for the rights that may be held by the holders of shares of the Company’s Series B Preferred Stock and as may be provided with respect to any other subsequently issued class or series of common or preferred stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of Sotherly’s common stock are entitled to receive distributions when authorized by Sotherly’s board of directors and declared by Sotherly out of assets legally available for the payment of distributions. They also are entitled to share ratably in the assets legally available for distribution to Sotherly’s stockholders in the event of Sotherly’s liquidation, dissolution or winding up, after payment of or adequate provision for all of Sotherly’s known now or hereafter incurred debts and liabilities. These rights are subject to the preferential rights of any other class or series of Sotherly’s stock, including the holders of our Series B Preferred Stock, and to the provisions of Sotherly’s charter regarding restrictions on transfer of its stock. Holders of Sotherly’s common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in Sotherly’s charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Sotherly’s charter authorizes its board of directors to classify any unissued common stock or preferred stock, and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and Sotherly’s charter to set forth each such class or series, subject to the provisions of the charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Power to Issue Additional Common Stock

We believe that the power to issue additional common stock and to classify or reclassify unissued common stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Sotherly’s securities may be listed or traded. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For Sotherly to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, Sotherly’s shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which Sotherly’s REIT election became effective) or during a proportionate part of a shorter taxable year. Also, not more than 50.0% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which Sotherly’s REIT election became effective). In addition, we cannot receive significant amounts of rents from tenants that are related to us, directly or constructively, through ownership.

Because Sotherly’s board of directors believes it is beneficial at present for it to qualify as a REIT, Sotherly’s charter, subject to certain exceptions, contains restrictions on the number of Sotherly’s shares of stock that a person may own. Sotherly’s charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of its outstanding shares of stock. In addition, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of Sotherly’s outstanding shares of common stock (the “Common Stock Ownership Limit”).

Sotherly’s charter prohibits (a) any person from beneficially or constructively owning its shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring Sotherly’s shares of stock if such transfer would result in Sotherly’s shares of stock being owned by fewer than 100 persons, (c) any transfer that would cause us to own, directly or indirectly, 10.0% or more of the ownership interests in a tenant of the Company (or a tenant of the Operating Partnership or any entity owned or controlled directly or indirectly by the Operating Partnership) other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied and (d) any transfer that would cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Sotherly’s shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned Sotherly’s shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if Sotherly’s board of directors determines that it is no longer in its best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, Sotherly’s board of directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or any of the restrictions described in the first sentence of the paragraph directly above (an “Excepted Holder”). However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Sotherly’s board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure Sotherly’s status as a REIT.

If any transfer of Sotherly’s shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. If any automatic transfer to the Charitable Trust is not effective, then the initial transfer of stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing Sotherly’s shares of stock will bear a legend referring to the restrictions described above.

Every owner of 5.0% or more (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of Sotherly’s shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on Sotherly’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as it may request, in good faith, in order to determine Sotherly’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of Sotherly’s stockholders.

Sotherly has certain limitations regarding transfers of interest in the Company and its affiliates pursuant to the Company’s franchise agreements with its third party franchisors. Some of these franchise agreements require the Company to obtain consent to certain transfers of equity in Sotherly, or of transfers of Sotherly’s assets, including its hotels and franchise agreements.

Preferred Stock

Shares of Sotherly’s preferred stock may be issued from time to time, in one or more series (including additional shares of Series B Preferred Stock), as authorized by Sotherly’s board of directors. Prior to the issuance of any preferred stock, Sotherly’s board of directors is required by Maryland law to designate the class or series of preferred stock to distinguish it from all other classes and series of shares, specify the number of shares to be included in the class or series, and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series and cause Sotherly to file articles supplementary with the State Department of Assessments and Taxation of Maryland.

The Company’s charter provides that the Company may issue up to 11,000,000 shares of preferred stock, par value $0.01 per share, or preferred stock, of which 1,851,500 shares have been designated as 8.0% Series B cumulative redeemable perpetual preferred stock, $0.01 par vale per share. As of the date of this prospectus,

1,610,000 shares of the Series B Preferred Stock were issued and outstanding. The Company’s charter authorizes the Company’s board of directors to amend the Company’s charter to increase or decrease the number of authorized shares of any class or series without stockholder approval.

The Company previously issued shares of the Series A Preferred Stock pursuant to a private transaction. All shares of the Series A Preferred Stock have been redeemed and the Company does not intend to issue shares of the Series A Preferred Stock in the future.

If we offer additional shares of Sotherly’s preferred stock, the accompanying prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred stock offered and issued pursuant to this prospectus:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any additional restrictions on ownership and transfer;

•	any maturity date;

•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	any rights to convert the shares of preferred stock into other securities or rights, including a description of the securities or rights into which such preferred stock are convertible or exchangeable (which may include shares of other preferred stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•	whether interests in the preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	the place or places where dividends and other payments with respect to the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Code.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Series B Preferred Stock

The Series B Preferred Stock generally provides for the following rights, preferences and obligations.

•	Liquidation Preference: If the Company liquidates, dissolves or winds-up, holders of shares of the Series B Preferred Stock will have the right to receive $25.00 per share of Series B Preferred Stock, plus accrued and unpaid distributions (whether or not earned or declared) up to, but not including, the date of payment, before any payment is made to holders of the Company’s common stock and any other class or series of stock ranked junior to the Series B Preferred Stock. The rights of holders of shares of the Series B Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the Company’s capital stock ranking senior to or on parity with the Series B Preferred Stock as to liquidation.

•	Distributions: Holders of shares of the Company’s Series B Preferred Stock will be entitled to receive cumulative cash distributions on the Series B Preferred Stock, payable quarterly in arrears on the 15th day of January, April, July and October of each year (or if not a business day, on the next succeeding business day), at the rate of 8.0% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.00 per annum per share).

•	Redemption Provisions: The Series B Preferred Stock may not be redeemed prior to August 23, 2021, except in limited circumstances to preserve the Company’s status as a REIT or in the event of a change of control of the Company. On and after August 23, 2021, the Series B Preferred Stock will be redeemable at the Company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share of Series B Preferred Stock, plus all accrued and unpaid distributions up to, but not including, the redemption date.

•	Voting Rights: Holders of shares of the Series B Preferred Stock will generally have no voting rights. However, if the Company is in arrears on distributions on the Series B Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of shares of the Series B Preferred Stock (voting together as a class with the holders of all other classes or series of stock ranking on parity with the Series B Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting or at the Company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the Company’s board of directors until all unpaid distributions and the distribution for the then current period with respect to the Series B Preferred Stock and any other class or series of stock ranking on parity with the Series B Preferred Stock have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class with the holders of any other class or series of the Company’s preferred stock upon which like voting rights have been conferred and are exercisable, is required for the Company to authorize, create or increase the number of shares of any class or series of the Company’s capital stock expressly designated as ranking senior to the Series B Preferred Stock as to distribution rights and rights upon the Company’s liquidation, dissolution or winding up. In addition, the affirmative vote of at least two-thirds of the outstanding shares of Series B Preferred Stock (voting as a separate class) is required to amend the Company’s charter (including the articles supplementary designating the Series B Preferred Stock) in a manner that materially and adversely affects the rights of the holders of shares of the Series B Preferred Stock disproportionately relative to other classes or series of stock ranking on parity with the Series B Preferred Stock.

•	Conversion Rights: Except in connection with certain changes in control of the Company, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property. Notwithstanding any other provision of the Series B Preferred Stock, no holder of shares of the Company’s Series B Preferred Stock will be entitled to convert such shares of the Company’s Series B Preferred Stock for shares of the Company’s common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the share ownership limits contained in the Company’s charter, including the articles supplementary setting forth the terms of the Series B Preferred Stock.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of our debt securities and related guarantees, if any. When Sotherly or the Operating Partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees. We will also indicate in the prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of either Sotherly Hotels or the Operating Partnership and may be issued in one or more series.

As of June 30, 2017, the Operating Partnership has issued and outstanding 7% Senior Unsecured Notes due 2019 in the aggregate principal amount of $25.3 million.

Any additional debt securities will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture and debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of Sotherly’s board of directors and set forth or determined in the manner provided in such resolutions, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations, and, if the debt securities are issued by the Operating Partnership, they may be fully and unconditionally guaranteed by the Company. We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, to the extent applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions),

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities,

•	any limit on the aggregate principal amount of the debt securities,

•	the date or dates on which the principal on the debt securities is payable,

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date,

•	the place or places where principal of, and any premium and interest on, the debt securities will be payable, the method of such payment, where debt securities may be surrendered for registration of transfer or exchange and where notices and demands to us relating to the debt securities may be delivered,

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities,

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations,

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof,

•	whether the debt securities will be issued in bearer or registered form and, if the latter, whether they will be issued in the form of certificated debt securities or global debt securities,

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount,

•	the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency,

•	the designation of the currency, currencies or currency units in which payment of principal of, and any premium and interest on, the debt securities will be made,

•	if payments of principal of, or any premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined,

•	the manner in which the amounts of payment of principal of, and any premium and interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index,

•	any provisions relating to any security provided for the debt securities or for any guarantees,

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities,

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities,

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities,

•	a discussion of any material United States federal income tax considerations applicable to an investment in the debt securities,

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities,

•	any provisions relating to conversion or exchange of any debt securities, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if such debt securities are redeemed,

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof,

•	whether the debt securities are entitled to the benefits of the guarantee of any guarantor, and whether any such guarantee is made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee,

•	whether any underwriter(s) will act as market maker(s) for the debt securities, and

•	the extent to which a secondary market for the debt securities is expected to develop.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal income tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary or DTC, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as otherwise set forth in this prospectus or the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. See “Global Securities.”

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving entity or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing,

•	if we are not the successor person, each guarantor (if any), unless it has become the successor person, confirms that its guarantee shall continue to apply to the obligations under the debt securities and the indenture to the same extent as prior to such merger, conveyance, transfer or lease, as applicable, and

•	certain other conditions are met.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period),

•	default in the payment of principal of any debt security of that series at its maturity, upon acceleration, redemption or otherwise,

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture,

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company, and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our or our subsidiaries’ indebtedness outstanding from time to time.

If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of, and any accrued and unpaid interest on, all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series, and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of at least a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after knowledge of its occurrence. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets,”

•	to provide for uncertificated securities in addition to or in place of certificated securities,

•	to surrender any of our rights or powers under the indenture,

•	to add covenants or events of default for the benefit of the holders of debt securities of any series,

•	to comply with the applicable procedures of the applicable depositary,

•	to make any change that does not adversely affect the rights of any holder of debt securities,

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture,

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee,

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, the Trust Indenture Act,

•	to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture, or

•	to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•	reduce the principal of or premium on, or change the fixed maturity of, any debt security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•	waive a Default or Event of Default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of, or any premium or interest on, any debt security payable in any currency other than that stated in the debt security,

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, or any premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments,

•	waive a redemption payment with respect to any debt security, or

•	if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, any premium and interest on, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, direct obligations of, or obligations guaranteed by, the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof.

Regarding the Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees, stockholders or controlling persons, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under United States federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the debt securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

DESCRIPTION OF DEPOSITARY SHARES

Sotherly may, at its option, elect to offer depositary shares rather than full shares of the Company’s preferred stock. Each depositary share will represent ownership of, and entitlement to, all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of the Company’s preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the Company, the depositary and the holders of the certificates representing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, Sotherly’s charter and the form of articles supplementary for the applicable class or series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of Sotherly’s preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the depositary may (with the Company’s approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock transferred to a trust for the benefit of one or more charitable beneficiaries. See “Restrictions on Ownership and Transfer.”

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the series of Sotherly’s preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the shares of preferred stock held by the depositary. Whenever Sotherly redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of Sotherly’s preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares represented thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder represent a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt representing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts representing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt representing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between Sotherly and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt representing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by Sotherly upon not less than 30 days’ prior written notice to the applicable depositary if (1) such termination is necessary to preserve Sotherly’s status as a REIT or (2) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares represented by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. The Company will agree that if the deposit agreement is terminated to preserve Sotherly’s status as a REIT, then the Company will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution shall have been distributed to the holders of depositary receipts representing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into stock of Sotherly not so represented by depositary shares.

Charges of Depositary

Sotherly will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Sotherly will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares represented by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from Sotherly which are delivered to the depositary and which Sotherly is required to furnish to the holders of its preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from the Company which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor the Company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The Company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the Company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from the Company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that Sotherly may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that Sotherly may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

Sotherly may issue warrants for the purchase of its common stock, preferred stock and/or debt securities in one or more series. Sotherly may issue warrants independently or together with shares of common stock, shares of preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that Sotherly will issue under a separate warrant agreement. Sotherly will enter into the warrant agreement with a warrant agent and will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the periods during which, and places at which, the warrants are exercisable;

•	the manner of exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF RIGHTS

Sotherly may issue rights to purchase shares of its common stock or preferred stock. Each series of rights will be issued under a separate rights agreement to be entered into between Sotherly and a bank or trust company, as rights agent. The statements made in this section relating to the rights are summaries only. These summaries are not complete. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. For more detail, we refer you to the applicable rights agreement itself, which we will file as an exhibit to, or incorporate by reference in, the registration statement of which this prospectus is a part.

If Sotherly offers any series of rights, certain terms of that series of rights will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the title of the rights,

•	the date of determining the stockholders entitled to the rights distribution,

•	the title and aggregate number of shares of Sotherly’s common stock or preferred stock purchasable upon exercise of the rights,

•	the exercise price,

•	the aggregate number of rights issued,

•	the date, if any, on and after which the rights will be separately transferable,

•	the date on which the right to exercise the rights will commence and the date on which the right will expire,

•	a discussion of any material United States federal income tax considerations applicable to an investment in the rights, and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of Sotherly’s common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, Sotherly will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, Sotherly may offer any unsubscribed securities directly, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

Sotherly may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. Sotherly may evidence each series of units by unit certificates that it will issue under a separate agreement and may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that Sotherly selects. Sotherly will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that Sotherly may offer under this prospectus. You should read any prospectus supplement relating to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions, and Sotherly will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that it files with the Securities and Exchange Commission, the form of each unit agreement relating to units offered under this prospectus.

If Sotherly offers any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units,

•	identification and description of the separate constituent securities comprising the units,

•	the price or prices at which the units will be issued,

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable,

•	a discussion of any material United States federal income tax considerations applicable to an investment in the units, and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised that it is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities, or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF SOTHERLY’S CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of Sotherly’s charter and bylaws is only a summary. For a complete description, we refer you to Maryland law and Sotherly’s charter and bylaws. We have filed Sotherly’s charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Sotherly’s Board of Directors

Sotherly’s bylaws provide that the number of Sotherly’s directors may be established by its board of directors. Sotherly currently has seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of the board of directors, provided that the number of directors shall never be less than the minimum number required by Maryland law, nor more than fifteen (15), and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by Sotherly’s stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock are able to elect all of the directors.

Removal of Directors

Subject to rights of holders of one or more classes or series of preferred stock, including the Company’s Series B Preferred Stock and any future classes or series of preferred stock, to elect or remove one or more directors or the entire board of directors, Sotherly’s charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of Sotherly’s directors, this provision, when coupled with the exclusive power of the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who, directly or indirectly, beneficially owns 10.0% or more of the voting power of our stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of Sotherly’s then outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock.

A person is not an interested stockholder if Sotherly’s board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by Sotherly’s board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by Sotherly’s board of directors and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of Sotherly’s then outstanding shares of voting stock, voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of Sotherly’s voting stock, voting together as a single group, other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if Sotherly’s common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Sotherly has opted out of the business combination provisions of the MGCL by resolution of Sotherly’s board of directors. However, Sotherly’s board of directors may, by resolution and without stockholders approval, opt into the business combination statute in the future.

Should Sotherly’s board opt in to the business combination statute, it may discourage others from trying to acquire control of Sotherly and increase the difficulty of consummating any transaction.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or by directors who are Sotherly’s employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, directly or indirectly, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel Sotherly’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, Sotherly may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by Sotherly’s charter or bylaws.

Sotherly’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Sotherly’s shares of stock. Sotherly’s board of directors may amend its bylaws, without stockholder approval, so as to implement the control share acquisition statute in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, Sotherly has elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in Sotherly’s charter and bylaws unrelated to Subtitle 8, Sotherly already (a) requires a two-thirds vote for the removal of any director from the board, (b) vests in the board the exclusive power to fix the number of directorships and (c) requires, unless called by the chairman of Sotherly’s board of directors, its president, chief executive officer or Sotherly’s board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger; Amendment of Charter

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Sotherly’s charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including, but not limited to, the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the MGCL, Sotherly’s charter contains a provision permitting its directors, without any action by its stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it has authority to issue.

Limitation of Liability and Indemnification

Sotherly’s charter limits the liability of its directors and officers for money damages to the maximum extent permitted by Maryland law.

Sotherly’s charter authorizes it to obligate itself, and Sotherly’s bylaws require it, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of Sotherly’s present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law permits Sotherly to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits Sotherly from indemnifying its present and former directors and officers for an adverse judgment in a derivative action. Maryland law requires it, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the director or officer to repay the amount reimbursed if the standard of conduct is not met.

Sotherly has entered into indemnification agreements with Sotherly’s directors and executive officers that provide for indemnification of such persons to the fullest extent permitted under Maryland law.

The partnership agreement of the Operating Partnership provides for indemnification of officers, directors and employees of the Operating Partnership, as well as its indemnification, along with its employees, officers and directors. See “Partnership Agreement.”

Insofar as the foregoing provisions permit indemnification of Sotherly’s directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Status

Sotherly’s charter provides that its board of directors may revoke or otherwise terminate our REIT election, without the approval of its stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to Sotherly’s charter, and subject to the provisions of any of Sotherly’s classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, Sotherly’s stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Sotherly’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to Sotherly’s board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to Sotherly’s notice of the meeting;

•	by or at the direction of Sotherly’s board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in Sotherly’s bylaws.

With respect to special meetings of stockholders, only the business specified in Sotherly’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to Sotherly’s board of directors may be made only:

•	pursuant to Sotherly’s notice of the meeting;

•	by or at the direction of Sotherly’s board of directors; or

•	provided that Sotherly’s board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in Sotherly’s bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Sotherly’s Charter and Bylaws

Sotherly’s board of directors may rescind the resolution opting out of the business combination statute or repeal the bylaw opting-out of the control share acquisition statute without stockholder approval. If the business combination provisions or control share provisions become applicable to Sotherly, those provisions, in addition to the provisions in Sotherly’s charter regarding removal of directors and the restrictions on the transfer of shares of stock and the advance notice provisions of Sotherly’s bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

The following description of certain terms of the agreement of limited partnership of the Operating Partnership is only a summary. For a complete description, we refer you to the Agreement of Limited Partnership of Sotherly Hotels LP, as amended, a copy of which is an exhibit to this registration statement.

Management

The Operating Partnership was formed on August 19, 2004, as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. Pursuant to the partnership agreement, Sotherly Hotels Inc., as general partner of the Operating Partnership, has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the Operating Partnership’s line of business and distribution policies.

The partnership agreement does not require the partners of the Operating Partnership to hold an annual meeting and the Operating Partnership does not intend to hold annual meetings of the partners, given the general partner’s management responsibility and discretion.

The Operating Partnership amended its Agreement of Limited Partnership in connection with the issuance of the Series B Preferred Stock to classify Series B preferred partnership units, which were issued to the Company in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series B Preferred Stock. The terms of the Series B preferred partnership units mirror the terms of the Series B Preferred Stock.

Transferability of Interests

Sotherly may not voluntarily withdraw from the Operating Partnership or transfer or assign its interest in the Operating Partnership or engage in any transaction which would result in a change of control of Sotherly unless:

•	The Operating Partnership receives the consent of limited partners holding more than 50.0% of the partnership interests of the limited partners (other than those held by the general partner or any subsidiary);

•	The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of Sotherly’s common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50.0% of the outstanding shares of Sotherly’s common stock, each holder of units shall be given the option to exchange its units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of Sotherly’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•

The consent of limited partners (including the general partner or any subsidiary) holding more than 66.7% of the percentage interests of the limited partnership interests (including those held by the general partner or any subsidiary) is obtained and Sotherly is the surviving entity in the transaction and either (A) Sotherly’s stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than any subsidiary of the general partner) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by Sotherly’s stockholders.

In addition, in the event of a change of control of Sotherly, the limited partners will have the right, for a period of 30 days following the change of control event, to cause the Operating Partnership to redeem all of the units held by the limited partners for a cash amount equal to the cash redemption amount otherwise payable upon redemption pursuant to the partnership agreement.

Sotherly also may (i) transfer all or any portion of its general partnership interest to an affiliate of the general partner, and following such transfer, may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which Sotherly’s common stock is listed.

Limited partners may not transfer their units without Sotherly’s written consent as general partner.

Capital Contribution

Sotherly currently owns a 1.0% interest as general partner and, as of June 30, 2017, owned an approximately 89.1% interest as limited partner in the Operating Partnership. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, Sotherly may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership. Under the partnership agreement, Sotherly is obligated to contribute the proceeds of any offering of shares of stock as additional capital to the Operating Partnership. Sotherly is authorized to cause the Operating Partnership to issue partnership interests for less than fair market value if Sotherly has concluded in good faith that such issuance is in both the Operating Partnership’s and Sotherly’s best interests. If Sotherly contributes additional capital to the Operating Partnership, it will receive additional units and Sotherly’s percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by Sotherly. In addition, if Sotherly contributes additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by Sotherly) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Operating Partnership may issue additional preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests Sotherly owns as the general partner.

Redemption Rights

Pursuant to the partnership agreement, the limited partners received redemption rights which enable them to cause the Operating Partnership to redeem their units in exchange for cash or, at Sotherly’s option, shares of common stock of Sotherly. The cash redemption amount per unit is based on the average of the market price of Sotherly’s common stock for the 10 trading days immediately preceding the notice of redemption. The number of shares of Sotherly’s common stock issuable upon redemption of units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of Sotherly’s common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in Sotherly’s charter;

•	result in shares of Sotherly’s common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in Sotherly being “closely held” within the meaning of Section 856(h) of the Code;

•	cause Sotherly to own, actually or constructively, 10.0% or more of the ownership interests in a tenant of Sotherly’s, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code other than a taxable REIT subsidiary if the requirements of Section 856(d)(8)(B) of the Code are satisfied;

•	cause any of our hotel management companies to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9) of the Code; or

•	cause the acquisition of Sotherly’s common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

Sotherly may, in its sole and absolute discretion, waive any of these restrictions.

With respect to the units issued in connection with the acquisition of our initial properties, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these properties; provided, however, unless Sotherly otherwise agrees:

•	a limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 units, the limited partner must redeem all of the units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock of Sotherly in excess of the ownership limitation in Sotherly’s charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

The aggregate number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights is 1,778,140. The number of shares of the Sotherly’s common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables Sotherly to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with Sotherly’s retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to Sotherly’s continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of Sotherly’s and the Operating Partnership’s periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with Sotherly’s compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of Sotherly’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

These expenses, however, do not include any of Sotherly’s administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by Sotherly directly rather than by the Operating Partnership or its subsidiaries.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash at such time and in such amounts as determined by Sotherly in its sole discretion, to Sotherly and the limited partners in accordance with their respective percentage interests in the Operating Partnership. Furthermore, the partnership agreement provides that the Operating Partnership shall distribute amounts sufficient to enable Sotherly to pay stockholder dividends that will allow Sotherly to meet the distribution requirements to qualify as a REIT and avoid any federal income or excise tax liability.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to Sotherly and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to Sotherly and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b), 704(c) and 706 of the Code and Treasury regulations promulgated thereunder. The Operating Partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The Operating Partnership has perpetual duration unless dissolved upon:

•	Sotherly’s bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all units (other than those held by Sotherly, if any); or

•	an election by Sotherly in its capacity as the general partner.

Tax Matters

Pursuant to the partnership agreement, Sotherly is the tax matters partner of the Operating Partnership and, as such, Sotherly has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

Indemnification

Subject to any terms, conditions or restrictions set forth in the Operating Partnership’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The amended and restated partnership agreement of the Operating Partnership generally requires the

Operating Partnership to indemnify Sotherly and the directors, officers and employees of Sotherly, and any affiliates of either Sotherly or the Operating Partnership and certain other specific persons to the fullest extent permitted by the law against all losses, claims, damages, liabilities, including reasonable legal fees and expenses, or similar events except for those which arise from bad faith, improper receipt of a personal benefit or where there was reasonable knowledge that the act or omission leading to the activity was unlawful.

Sotherly provides insurance from a commercial carrier against certain liabilities that could be incurred by Sotherly’s directors and officers.

Insofar as the foregoing provisions permit indemnification of Sotherly’s directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

As used in this “Material U.S. Federal Income Tax Considerations” discussion, unless otherwise expressly so noted, the terms “we,” “us” and “our” refer solely to Sotherly and not to the Operating Partnership nor to our other subsidiaries nor to any of the Operating Partnership’s direct and indirect subsidiaries.

The following is a summary of material U.S. federal income tax considerations relating to our qualification and taxation as a REIT which may be material to a purchaser of our securities or the Operating Partnership’s debt securities. This summary is based on current law, is for general information only, does not address all possible tax considerations that may be material or relevant to such a purchaser and is not tax or legal advice. Also, this summary does not deal with all tax aspects that might be relevant to any such purchaser in light of the purchaser’s particular circumstances, nor does it deal with particular types of purchasers that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, those acquiring securities through the exercise of stock options or otherwise as compensation, tax-exempt organizations (except as provided below), financial institutions or broker-dealers, persons subject to the alternative minimum tax, persons purchasing our equity or debt securities, or the Operating Partnership’s debt securities, as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, or stockholders that are not “U.S. stockholders” as defined in “—Taxation of Taxable U.S. Stockholders” (except to the limited extent discussed in “—Taxation of Non-U.S. Stockholders” below). Accordingly, this summary may not contain all of the information that may be pertinent to you. Additional material U.S. federal income tax considerations relevant to prospective purchasers of particular offerings of our securities or the Operating Partnership’s debt securities will be addressed in the applicable Prospectus Supplement for those securities.

You are urged to review the applicable Prospectus Supplement in connection with the purchase of any of our securities or any of the Operating Partnership’s debt securities, as the case maybe, and to consult your own tax advisor regarding the specific tax consequences to you of purchasing any such securities, of our election to be taxed as a REIT and regarding potential changes in the applicable tax laws.

This discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively.

The Code provisions governing the U.S. federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof. If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, were to purchase any of our securities or any of the Operating Partnership’s debt securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of your partnership’s purchase of any of our securities or any of the Operating Partnership’s debt securities.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 2004. This section of the prospectus discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders, which are highly technical and complex. In connection with this filing, we will receive an opinion of Baker & McKenzie LLP that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT for the period commencing with our taxable year ended December 31, 2004 and continuing through our taxable year ended December 31, 2016, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

The opinion of Baker & McKenzie LLP is based on various assumptions relating to our organization and operations, and is conditioned upon factual representations made by us regarding our organization, assets, gross income and the past, present and future conduct of our business operations. The opinion of Baker & McKenzie LLP is not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinion. We have conducted our business operations each taxable year since our formation in 2004 in conformity with the requirements for REIT qualification, and we intend to operate our business operations in conformity with these requirements so as to maintain our status as a REIT. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, however, no assurance can be given by Baker & McKenzie LLP or by us that we will be able to maintain our REIT status for any particular year. Baker & McKenzie LLP has no obligation to advise us or the holders of any of our or the Operating Partnership’s securities of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law.

Maintenance of REIT status depends on our ability to meet, on a continuing basis, through actual operating results, a number of requirements including quarterly asset, annual gross income and distribution, diversity of stock ownership and various other requirements imposed upon REITs by the Code. Satisfaction of some of these asset requirements depend upon the fair market values of assets directly or indirectly owned by us, which values may not be susceptible to a precise determination.

A REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements), is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, in applying these REIT requirements (and for purposes of the discussion of these requirements below), our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income. For purposes of this discussion, an “Operating Partnership Flow-Through Entity” means any direct or indirect subsidiary of ours or of the Operating Partnership that is a partnership, joint venture, limited liability company or other entity that is treated as a partnership or “disregarded entity” for U.S. federal tax purposes and which is not owned either directly or indirectly by any taxable REIT subsidiary of ours or any C corporation subsidiary in which we or the Operating Partnership has any direct or indirect interest.

While we intend to continue to operate in conformity with the REIT requirements and in a manner that will allow us to maintain our REIT status, no assurance can be given that the actual results of our (and the Operating Partnership’s) operations for any taxable year will allow us to satisfy such requirements or that we will be able to maintain our status as a REIT.

Taxation of Sotherly

As a REIT, we generally are not subject to U.S. federal income tax on that portion of our taxable income that we distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a non-REIT “C” corporation. However, we are subject to U.S. federal tax as follows:

1. First, we are subject to U.S. federal income tax at regular corporate rates on any undistributed adjusted REIT taxable income, including undistributed net capital gain (adjusted REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid).

2. Second, under certain circumstances, we may be subject to the U.S. federal “alternative minimum tax” on our items of tax preference.

3. Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (including foreign currency gain that is attributable to otherwise permitted income from foreclosure property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we are subject to U.S. federal income tax at the highest U.S. federal corporate rate on such income. Foreclosure property generally is property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property.

4. Fourth, if we have net income from a “prohibited transaction,” such income is subject to a 100.0% excise tax – generally, a “prohibited transaction” is a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property and property involuntarily converted; for this purpose, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

5. Fifth, if we fail to satisfy the 75.0% gross income requirement or the 95.0% gross income requirement that is required to be satisfied for REIT qualification (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we are subject to a 100.0% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75.0% gross income test or the amount by which 95.0% of our gross income exceeds the amount of income qualifying under the 95.0% gross income test multiplied by (b) a fraction intended to reflect our profitability.

6. Sixth, if we fail to satisfy the asset requirements that are required to be satisfied for REIT qualification (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a U.S. federal tax that would be the greater of (a) $50,000 or (b) an amount determined by multiplying the highest rate of U.S. federal income tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

7. Seventh, if we fail to satisfy one or more requirements for REIT qualification, other than the 95.0% and 75.0% gross income requirements and other than the asset requirements, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

8. Eighth, if we fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4.0% excise tax on the excess of such required distribution over the amounts distributed.

9. Ninth, if we acquire any appreciated assets from a non-REIT C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets (or any other property) in the hands of the non-REIT C corporation, we may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we recognize gain on a disposition of such assets during the 10-year period following their acquisition from the non-REIT C corporation. This tax is referred to as the “Built-in Gains Tax.” The Built-in Gains Tax would not apply if the asset acquired in such manner was exchanged for a replacement property in a qualifying exchange under Code Section 1031. However, a sale of the replacement property within that same 10-year period would be subject to the Built-in Gains Tax.

10. Tenth, we may be subject to a 100.0% excise tax if, in general, our dealings with our taxable REIT subsidiaries, defined below, are not at arm’s length.

11. Eleventh, our taxable REIT subsidiaries will be subject to corporate-level U.S. federal income tax on their taxable income (and may also be subject to alternative minimum tax on their alternative minimum taxable income).

12. Finally, we may elect to retain and pay U.S. federal income tax on our net long-term capital gain, in which case a stockholder would include his, her or its proportionate share of our undistributed long-term capital gain in his, her or its taxable income and would be allowed to credit for the stockholder’s proportionate share of the U.S. federal income tax imposed on us and deemed to have been paid by such stockholder, and an adjustment would be made to increase the stockholder’s U.S. federal income tax basis in our stock.

Requirements for REIT Qualification

Organizational Requirements

An entity must satisfy the following requirements in order to qualify as a REIT under the Code: (1) it must be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code, (2) it must elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements, (3) it must be managed by one or more trustees or directors, (4) its beneficial ownership must be evidenced by transferable shares or by transferable certificates of beneficial interest, (5) it must not be a financial institution or an insurance company subject to special provisions of the U.S. federal income tax laws, (6) it must use a calendar year for U.S. federal income tax purposes, (7) it must have at least 100 beneficial owners for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months, (8) it must not be closely held (i.e., at any time during the last half of any taxable year, more than 50.0% in value of its outstanding capital stock must not be owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities), and (9) it must satisfy certain asset, gross income, distribution and other requirements.

To monitor compliance with the stock ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its stock. A REIT must demand written statements each year from the record holders of 5.0% or more of its stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by the REIT). A REIT must maintain a list of those persons failing or refusing to comply with this demand as part of its records. A REIT could be subject to monetary penalties if it fails to comply with these record-keeping requirements. A stockholder who or that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with his, her or its tax return disclosing such stockholder’s actual ownership of the REIT’s stock and other information. If in any taxable year a REIT did not know, and with the exercise of reasonable diligence could not have known, that it failed to meet the requirement that it cannot be closely held, the REIT will be treated as having met such requirement for such taxable year.

We were organized as a Maryland corporation in August 2004 and elected to be taxable as a REIT commencing with our initial taxable year ending December 31, 2004. We believe that we have complied with the organizational and record-keeping requirements described above for each taxable year since our formation and, unless our board of directors shall determine that it is no longer in our best interests to attempt to qualify (or to continue to qualify) as a REIT, we intend to continue to comply with these requirements in order to maintain our status as a REIT.

Asset Requirements

At the close of each quarter of our taxable year, we must satisfy a number of requirements relating to the nature of our assets. First, at least 75.0% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, debt instruments issued by publicly-offered REITs (i.e., REITs that are required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934), cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us) (the “75% asset test”). “Cash” includes foreign currency if we or any “qualified business unit” uses such foreign currency as our functional currency, but only to the extent such foreign currency is held for use in the normal course of our activities or the “qualified business unit” giving rise to income in the numerator for the 75.0% gross income test or the 95.0% gross income test (discussed below), or directly related to acquiring or holding assets qualifying for the numerator in the 75.0% asset test, and is not held in connection with a trade or business of trading or dealing in certain securities. For purposes of the 75% asset test: (1) if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, such that the entire rent received with respect to such real property and the personal property leased in connection therewith qualifies as rents from real property for purposes of the 75% gross income test, the value of such personal property, as well as the value of the real property, will be treated as an interest in real property, (2) where a debt obligation is secured by a mortgage on both real property and personal property and the fair market value of the personal property does not exceed 15% of the aggregate fair market values of the personal property and real property, the entire obligation will treated as a mortgage loan secured by real property.

Second, although the remaining 25.0% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5.0% of the value of our total assets as to any one nongovernment issuer (“5% Asset Requirement”), (2) 10.0% of the outstanding voting securities of any one issuer (“10% Voting Asset Requirement”), or (3) 10.0% of the value of the outstanding securities of any one issuer (“10% Value Asset Requirement”).

Third, in taxable years beginning on or prior to December 31, 2017, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries and in taxable years beginning after December 31, 2017, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. Securities for purposes of the 5% Asset Requirement, 10% Voting Asset Requirement and 10% Value Asset Requirement may include debt securities, including debt issued by a partnership. Fourth, no more than 25% of the value of our total assets may consist of debt instruments that are issued by publicly-offered REITs, but that are not secured by real property. Debt of an issuer will not count as a security for purposes of the 10% Value Asset Requirement if the security qualifies for any of a number of applicable exceptions, including for example, the exception for “straight debt” and for debt issued by a partnership at least 75% of the gross income of which (excluding gross income from prohibited transactions) is derived from sources constituting qualifying income for purposes of the REIT 75% gross income requirement.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset requirements at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset requirements because we acquire securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail either the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy such requirements within six months after the last day of the quarter in which our identification of the failure to satisfy those asset requirements occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1.0% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other REIT asset requirements, or our failure of the 5% Asset Requirement, 10% Voting Asset Requirement or 10% Value Asset Requirement is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps to satisfy the requirements of the applicable REIT asset requirement within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset requirement occurred, including the disposition of sufficient assets to meet the asset requirements and paying a U.S. federal tax equal to the greater of (1) $50,000 or (2) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable U.S. federal corporate income tax rate (currently 35.0%).

We believe that we have complied with the foregoing REIT asset requirements each calendar quarter since our election to be taxable as a REIT, and we intend to monitor compliance with such requirements on an ongoing basis. We can provide no assurance, however, that the IRS will agree with our determinations in this regard. To the extent that we fail one or more of the REIT asset requirements and do not fall within any of the safe harbors described above, we may fail to maintain our REIT status.

Gross Income Requirements

To maintain our qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75.0% of our gross income for each taxable year, excluding gross income from prohibited transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities and any obligation secured by a mortgage on both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property), and gains from the sale of real estate assets, as well as “qualified temporary investment income,” (i.e., income that is attributable to temporary investments in stock and debt securities of new capital proceeds from stock issuances and public debt offerings and that is received in the one-year period beginning on the date new capital is received). Second, at least 95.0% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from sources of income that qualify under the 75.0% gross income requirement and other dividends, interest, gain from the sale or disposition of stock or securities, and certain other categories of income.

Rents will qualify as “rents from real property” in satisfying the REIT gross income requirements only if several conditions are met, including the following:

•	The rent must not be based in whole or in part on the income or profits of any person. An amount will not be disqualified, however, solely by being based on a fixed percentage or percentages of receipts or sales or, if it is based on the net income or profits of a lessee which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if derived directly by us.

•	If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property if it exceeds 15.0% of the total rent received under the lease (for this purpose, with respect to each lease of real property, rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year) (the “Personal Property Rent Attribution Test”).

•

For rents received to qualify as rents from real property, neither we (nor the Operating Partnership or any Operating Partnership Flow-Through Entity) generally may operate or manage the property or furnish or render certain services to the lessees of such property, other than through an “independent contractor,” as defined in the Code, who is adequately compensated and from which neither we, the Operating Partnership nor any Operating Partnership Flow-Through Entity derive or receive any income or through a taxable REIT subsidiary. We (or the Operating Partnership or an Operating Partnership Flow-Through Entity) are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Additionally, we (or the Operating Partnership or an Operating Partnership Flow-Through Entity) may directly or indirectly provide non-customary services to lessees of our properties without disqualifying all of the rents from the property if the gross income from such services does not exceed 1.0% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property, and the provision of the services does not disqualify all of the rents from treatment as rents from real property. For purposes of this requirement, gross income received from such non-customary services is deemed to be at least 150.0% of the direct cost of providing the services. Also, services are permitted to be provided to lessees through a taxable REIT subsidiary without disqualifying the rental income received from lessees as rents from real property.

•	Rental income will not qualify as rents from real property if we directly or indirectly (through application of certain constructive ownership rules) own (i) in the case of any lessee which is a corporation, stock possessing 10.0% or more of the total combined voting power of all classes of stock entitled to vote, or 10.0% or more of the total value of shares of all classes of stock, of such lessee or (ii) in the case of any lessee which is not a corporation, an interest of 10.0% or more in the assets or net profits of such lessee. Rental payments from a taxable REIT subsidiary, however, will qualify as rents from real property even if we own more than 10.0% of the total value or combined voting power of the taxable REIT subsidiary if (i) at least 90.0% of the property is leased to unrelated lessees and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated lessees for comparable space or (ii) as relevant to us, the property is a “qualified lodging facility” and certain additional requirements are satisfied (including that the leased property is operated on the taxable REIT subsidiary’s behalf by an “eligible independent contractor”). Our leases of our hotel properties with TRS Lessee (and, thus, for U.S. federal income tax purposes, with its sole member and beneficial owner MHI Holding) (the “TRS Hotel Leases”) are structured with the intent to comply with clause (ii) so that our rents under these leases will qualify as “rents from real property.”

We believe that we have complied with the foregoing REIT gross income requirements each taxable year since our election to be taxable as a REIT, and most of our gross income has consisted of our share of the rents derived under the TRS Hotel Leases, which rents we believe have constituted rents from real property. None of the rents under our, the Operating Partnership’s or any Operating Partnership Flow-Through Entity’s leases (including under the TRS Hotel Leases) have been based on the income or profits of any person, and none of the rents under any such lease and which are attributable to personal property (as determined under the Personal Property Rent Attribution Test) have exceeded 15.0% of the total rents received under any such lease. Furthermore, all or most of the services performed with respect to our properties have been services that are usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property or services performed by an “eligible independent contractor” engaged by TRS Lessee. We intend to monitor compliance with the REIT gross income requirements on an ongoing basis but can provide no assurances that the actual future sources of our income will allow us to continue to satisfy these requirements.

Even if we were to fail to satisfy one or both of the 75.0% gross income requirement and the 95.0% gross income requirement for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if (1) our failure to meet these requirements was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of our income sources to our U.S. federal income tax return; and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable, we will not qualify as a REIT. Even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute each year to our stockholders an amount that qualifies for the “dividends-paid deduction” (other than capital gains dividends) and which equals at least (1) the sum of (a) 90.0% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90.0% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income over 5.0% of our REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our U.S. federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90.0% distribution requirement.

To the extent that we do not distribute all of our net capital gain or all of our other REIT taxable income, then we will be subject to U.S. federal income tax on the undistributed amount at regular U.S. federal corporate tax rates. However, for any of our net capital gain that we elect not to distribute to stockholders, we can nonetheless elect to report such gain to our stockholders for U.S. federal income tax purposes (as if we had actually distributed said gain to them), in which case each of our stockholders would be required to report on its own U.S. federal income tax return its pro rata share of such undistributed net capital gain income and would be allowed a credit for its proportionate share of the U.S. federal income tax imposed on us on such gain (but which proportionate share of such tax would be deemed paid by such stockholder), and an adjustment would be made to increase such stockholder’s U.S. federal income tax basis in our stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85.0% of our ordinary income for such year, (2) 95.0% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends that we declare in October, November or December of one taxable year and which are payable to a stockholder of record on a specific date in any such month shall be treated as both paid by and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the IRS or we determine that we understated income on a filed return, we may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.

Since our election to be taxable as a REIT, we believe that we have satisfied the annual distribution requirements described above. It is possible, however, that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, including for example due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand or because cash representing taxable income is required to be used to make a payment that, for U.S. federal income tax purposes, is either non-deductible (e.g., re-payment of loan principal) or must be capitalized. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow (including amounts that the Operating Partnership is able and permitted to distribute to us) and, if necessary and feasible, we may borrow funds and/or issue stock (and/or we may cause the Operating Partnership and/or one or more of its direct and/or indirect subsidiaries to borrow funds for distribution to us) to enable us to satisfy our REIT distribution requirement.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation we own that is a qualified REIT subsidiary will not be treated as a corporation separate from us and all of its assets, liabilities and items of income, deduction and credit will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

Ownership of Partnership Interests

We own substantially all of our assets and conduct substantially all of our activities through the Operating Partnership of which, as of June 30, 2017, we were the sole general partner and owned approximately 89.1% of the partnership units in the Operating Partnership (with the limited partners, including certain of our officers and directors, owning the remaining units of the Operating Partnership). As noted above, a REIT that is a partner in an entity treated as a partnership for U.S. federal tax purposes is treated as owning its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share and which share, for purposes of the REIT requirements of Code Section 856 (including the REIT gross income and asset requirements) is determined in accordance with its capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of such requirements. Accordingly, and as also noted above, in applying these REIT requirements, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any Operating Partnership Flow-Through Entity is treated as our assets, liabilities and items of income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax on net income from a prohibited transaction, we are treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity. See “Prohibited Transaction Rules” discussion below.

Finally, in the case where a partnership sells real property, or a REIT that is a partner of a partnership that owns real property sells its interest in such partnership, any gross income realized from such sale, to the extent attributable to the real property, is deemed gross income from the sale or disposition of real property held for either the period that the partnership held the real property or the period that the REIT was a member of the partnership, whichever is shorter.

Taxable REIT Subsidiaries

Subject to the 25% (20% after December 31, 2017) asset requirement addressed in the following paragraph, a REIT is permitted to own (including through a partnership or other entity that constitutes a “partnership” for U.S. federal income tax purposes) up to 100.0% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35.0% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to U.S. federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT gross income requirements if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and a taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100.0% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Further, a 100% excise tax is imposed on the gross income of a TRS attributable to services provided to, or on behalf of, its parent REIT (other than income attributable to services provided to a tenant of the REIT) that are not conducted on an arm’s-length basis. Moreover, in taxable years beginning on or prior to December 31, 2017, not more than 25.0% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries and in taxable years beginning after December 31, 2017, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries. We believe that our taxable REIT subsidiaries have complied with, and currently are in compliance with, the above rules.

We can give you no assurance that any taxable REIT subsidiary that we currently own or will form in the future will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100.0% tax on us to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for our tenants or the tenants of partnerships in which we own an interest, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Prohibited Transaction Rules

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100.0% excise tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100.0% excise tax with respect to a sale of property if (the “Prohibited Transaction Safe Harbor”) (1) the property has been held for at least two years for the production of rental income prior to the sale, (2) capitalized expenditures on the property in the two years preceding the sale are less than 30.0% of the net selling price of the property and (3) we have seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale (the “Seven Sales Requirement”). If the Seven Sales Requirement is not satisfied, the Prohibited Transaction Safe Harbor will still apply if: (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate bases of all of the assets of the REIT at the beginning of the year, and the aggregate adjusted bases of all such properties sold by the REIT during the three-year period ending with such year did not exceed 10% of the sum of the aggregate bases of all the assets of the REIT at the beginning of each year in such three-year period or (b) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, and the aggregate fair market value of all of our such properties sold by the REIT during the three-year period ending with such year did not exceed 10% of the sum of the aggregate fair market values of all the assets as of the REIT at the beginning of each year in such three-year period. In addition, in order for the 10% Basis Exception or 10% FMV Exception to apply each year in such three-year period. In addition, for the Prohibited Transaction Safe Harbor to apply when the Seven Sales Requirement is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income.

Moreover, for purposes of determining whether we might be subject to the 100.0% excise tax under these prohibited transaction rules, we would be treated as holding primarily for sale to customers in the ordinary course of business our proportionate share of any property so held by the Operating Partnership or any Operating Partnership Flow-Through Entity.

Although we will attempt to ensure that none of our (or the Operating Partnership’s or Operating Partnership Flow-Through Entity’s) sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated. In the event that the IRS were to successfully contend that the Operating Partnership’s or any Operating Partnership Flow-Through Entity’s sale of property constitutes a prohibited transaction (and such sale otherwise did not qualify for the Prohibited Transaction Safe Harbor), then we would be required to pay the 100.0% penalty tax on the gain (or, in the case of a sale by the Operating Partnership or Operating Partnership Flow-Through Entity, our proportionate share of any gain) resulting from such sale.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income requirements and asset requirements, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible, nor will they be required to be made. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Foreclosure Property

“Foreclosure property” is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Treatment of property as foreclosure property generally continues until the end of the third taxable year following the year during which the REIT acquires or takes possession of the property, but this period ends prematurely if, before the end of the third year, (1) the REIT makes a lease of the property under which it will receive rents not qualified for purposes of the 75.0% gross income requirement, (2) the REIT begins construction on the property (other than by continuing a project at least 10.0% completed when default became imminent), or (3) the REIT uses the property in a trade or business on a day more than 90 days after it acquired the property. The IRS may, however, extend the period if the REIT establishes to the IRS’s satisfaction that an extension is necessary for the orderly liquidation of the REIT’s interests in such property, but no such extension may prolong the period beyond the sixth taxable year following the year during which the REIT acquires or takes possession of the property.

REITs generally are subject to U.S. federal income tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property. Net income from foreclosure property is the excess of (1) gain on sales and exchanges of foreclosure property that the REIT holds for sale to customers in the ordinary course of a trade or business and (2) gross income from foreclosure property other than rents from real property, interest on real property mortgages, refunds of real property taxes and gains on dispositions of real property not held for sale to customers in the ordinary course of business, over deductions directly connected with the production of the above income. Net income from foreclosure property constitutes “qualifying income” under both the 75.0% and the 95.0% gross income requirements described above.

REITs must distribute to shareholders 90.0% of the excess of any net income from foreclosure property over the U.S. federal income tax on such income. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100.0% excise tax on gains from prohibited transactions, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

If there were to be a default on any lease of any property owned by us, the Operating Partnership or any Operating Partnership Flow-Through Entity such that possession of the subject property is acquired by us, the Operating Partnership or Operating Partnership Flow-Through Entity, as applicable, and an election is made to treat such property as foreclosure property, our net income from any foreclosure property should qualify under both the 75.0% and the 95.0% gross income requirements. We will be subject to U.S. tax on such net income, however.

Redetermined Rents, Redetermined Deductions, Excess Interest, and Redetermined TRS Services Income

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100.0% penalty tax. In general, redetermined rents are our rents from real property to the extent the amount would be reduced by IRS’s distributing, apportioning, or allocating items of income or deduction under the principles of Section 482 of the Code to clearly reflect income as a result of services furnished or rendered to a tenant by a taxable REIT subsidiary. Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s-length negotiations. Redetermined TRS service income is the gross income of a REIT’s taxable REIT subsidiary that is attributable to services provided to, or on behalf of, the REIT (excluding any services furnished or rendered to any tenant of the REIT) to the extent that such income would be increased on distribution, apportionment, or allocation under Code Section 482. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any taxable REIT subsidiary to such tenants) if:

•	So much of such amounts as constitutes “impermissible tenant service income” (i.e., any amounts received or accrued directly or indirectly by a REIT, with respect to any real or personal property, for services furnished or rendered by the REIT to tenants of such property, or for managing or operating such property) does not exceed 1.0% of all amounts received or accrued during the year with respect to such property;

•	The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid to a REIT by tenants leasing at least 25.0% of the net leasable space in the property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the TRS and the charge for the services is separately stated; or

•	The taxable REIT subsidiary’s gross income from the service is not less than 150.0% of the taxable REIT subsidiary’s direct cost in furnishing the service.

We have conducted, and will continue to conduct, our operations so as to not generate any redetermined rents, redetermined deductions or excess interest, but no assurance can be given that we will not generate such amounts.

Hedging Transactions

We (or the Operating Partnership or Operating Partnership Flow-Through Entity) may enter into hedging transactions with respect to one or more assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. The income from certain “hedging transactions” is disregarded for purposes of the 75.0% and 95.0% gross income tests. Such hedging transactions are: (1) a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction (a “Debt Financing Hedge”); (2) hedges entered into by a REIT to manage foreign currency risks with respect to income that qualifies under either the 75% or the 95% gross income test (a “Currency Hedge”); and (3) a hedging transaction entered into to manage the risk of a Debt Financing Hedge, when any portion of the hedged indebtedness is extinguished, or a Currency Hedge, when there is a disposition of any portion of the property producing the REIT qualifying income that is hedged by the Currency Hedge. To the extent we (or the Operating Partnership or Operating Partnership Flow-Through Entity) enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75.0% and 95.0% gross income tests. We intend that any hedging transaction that we (or the Operating Partnership or Operating Partnership Flow-Through Entity) may determine to enter into shall be one that would not jeopardize our ability to qualify as a REIT.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not U.S. tax-exempt organizations. For these purposes, a “U.S. stockholder” is a beneficial owner of our stock that for U.S. federal income tax purposes is

(1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our stock should consult his, her or its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to the extent they do not exceed our current and accumulated earnings and profits. As long as we continue to qualify as a REIT, such dividends will (a) in the case of corporate U.S. stockholders, not be eligible for the dividends-received deduction generally available to corporate stockholders; and (b) in the case of individual and other U.S. stockholders, generally be taxable as ordinary income subject to a maximum 39.6% U.S. federal income tax rate, other than the portion of such dividends that constitute (and are designated by us as) “qualified dividend income” eligible for taxation at the preferential maximum 20% U.S. federal income tax rate. Only the portion (if any) of our dividends attributable to (and which are designated by us as):

(1) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax),

(2) distributions received by us (or our share of distributions received by the Operating Partnership or Operating Partnership Flow-Through Entity) from taxable C corporations including our taxable REIT subsidiaries (e.g., dividends derived from MHI Holding), or

(3) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income) will constitute “qualified dividend income.”

If we make a distribution in excess of the amount of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares of our stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in his, her or its shares of our stock will be taxable as gain realized from the sale of his, her or its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, as long as we actually pay the distribution during January of the following calendar year. U.S. stockholders are not permitted to include any of our losses on their own U.S. federal income tax returns.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted U.S. federal income tax basis in our stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20.0% of some capital gain dividends as ordinary income. Long-term capital gain is generally taxable at maximum U.S. federal income tax rate of 20.0% in the case of U.S. stockholders who are individuals, and a maximum U.S. federal income tax rate of 35.0% for corporate stockholders, except that for U.S. stockholders who are individuals long-term capital gain attributable to the sale of depreciable real property held for more than 12 months is subject to a 25.0% maximum U.S. federal income tax rate to the extent of previously claimed depreciation deductions.

Disposition of Stock

In general, for U.S. federal income tax purposes, a U.S. stockholder will realize gain or loss upon the sale or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted U.S. federal income tax basis in the stock at the time of the disposition. Capital gains recognized by individuals upon the sale or disposition of shares of our stock will generally be subject to a maximum U.S. federal income tax rate of 20.0% if such stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if such stock is held for 12 months or less. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25.0% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by stockholders that are corporations are subject to a maximum U.S. federal income tax of 35.0%, whether or not classified as long-term capital gains. Losses recognized by a stockholder upon the disposition of shares of our stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of our stock redeemed by us, such U.S. stockholder will be treated as if it sold the redeemed shares if (1) all of the U.S. stockholder’s shares of our stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (2) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Losses and Investment Interest Limitations.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of our stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Information Reporting and Backup Withholding

Payments of dividends on our stock and proceeds received upon the sale, redemption or other disposition of our stock may be subject to IRS information reporting and backup withholding. Payments to certain U.S. stockholders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. stockholder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding at the current rate of 28.0% with respect to distributions paid, if such stockholder (1) fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. stockholder that it is subject to backup withholding.

A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed. U.S. stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

A U.S. stockholder who is an individual is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. stockholder that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our stock.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject to taxation, however, on their unrelated business taxable income, or UBTI. Provided that (1) a tax-exempt U.S. stockholder has not held shares of our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of our stock is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale or redemption of shares of our stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

However, for tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

In the event that we are deemed to be “predominately held” by qualified employee pension benefit trusts (as defined in the Code), such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (1) one employee pension benefit trust owns more than 25.0% in value of our stock, or (2) any group of employee pension benefit trusts, each owning more than 10.0% in value of our stock, holds in the aggregate more than 50.0% in value of our stock. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10.0% in value of our stock would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT. Our stock has not been and is not currently “predominately held” by qualified employee pension benefit trusts. Although we do not expect our stock to be deemed to be “predominately held” by qualified employee pension benefit trusts, we cannot give any assurance that our stock will not be so held and that the above rules dealing with qualified employee pension benefit trusts will not apply.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A TAX-EXEMPT U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Taxation of Non-U.S. Stockholders

The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A non-U.S. stockholder is any person who is not a U.S. stockholder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our current or accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be treated as ordinary income and will be subject to U.S. withholding tax at the rate of 30.0% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is effectively connected with such stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (a corporate non-U.S. stockholder may also be subject to a “branch profits tax” at a rate of 30.0% or lower under an applicable treaty).

We expect to withhold U.S. income tax at the rate of 30.0% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided on IRS Form W-8 (i.e., IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8EXP) or (2) the non-U.S. stockholder submits an IRS Form W-8ECI claiming that the distribution is effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Non-Dividend Distributions

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such excess does not exceed such non-U.S. stockholder’s adjusted basis in our stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our stock. The excess of a distribution over both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our stock will be taxed, if at all, as gain from the sale or disposition of our stock. See “—Disposition of

Stock” below. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA (discussed below), we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and FIRPTA

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of U.S. real property interests held by us directly or held by the Operating Partnership or Operating Partnership Flow-Through Entity (a “capital gain dividend”), must be reported on U.S. federal income tax returns filed by, and are treated as effectively connected with a U.S. trade or business of, the non-U.S. stockholder. Capital gain dividends are subject to U.S. federal income tax at the rates applicable to U.S. stockholders. A non-U.S. corporate stockholder may also be subject to an additional 30.0% “branch profits tax” (or a lower rate of tax under the applicable income tax treaty). We are required to withhold tax at a 35.0% rate on capital gain dividends. Notwithstanding the above, if at any time during the one-year period ending on the date of our distribution of a capital gain dividend, a non-U.S. stockholder did not hold more than 10.0% of any class of our stock that is regularly traded on an established securities market, such dividend will, instead, be subject to U.S. withholding tax as an ordinary dividend and, thus, subject to a U.S. withholding tax rate of 30.0% (or lower applicable treaty rate) pursuant to the rules discussed above under “—Ordinary Dividends.” In addition, certain “qualified foreign pension funds” and certain publicly-traded non-U.S. “qualified collective investment vehicles” will no longer be subject to tax under FIRPTA on distributions that are attributable to gain from our sale or exchange of a USRPI (the “FIRPTA Exemption”). Non-U.S. shareholders are urged to consult their own tax advisors to determine the application to them of this potential relief from FIRPTA taxation in light of their particular circumstances.

Disposition of Stock

Gain recognized by a non-U.S. stockholder upon a sale, repurchase or other disposition of our stock generally will not be taxable to such stockholder in the United States unless (1) investment in our stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, if a non-U.S. stockholder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to the gain and if such non-U.S. stockholder is a corporation, may also be subject to the branch profits tax described above; (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses; or (3) we are not a “domestically controlled REIT” (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons), in which case gain recognized by a non-U.S. stockholder will be taxable under FIRPTA (unless the FIRPTA Exception applies).

We currently anticipate that we constitute a domestically controlled REIT, although, because our common stock is publicly traded, there can be no assurance that we have or will retain that status. If we are not a domestically controlled REIT, gain recognized by a non-U.S. stockholder with respect to any class of our stock that is regularly traded on an established securities market will nevertheless be exempt under FIRPTA if that non-U.S. stockholder at no time during the five-year period ending on the date of disposition owned more than 10.0% of such class of stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, a non-U.S. stockholder (to whom the FIRPTA Exception does not apply) would be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 15.0% of the amount payable could apply and any withholding tax withheld pursuant to the rules applicable to dispositions of a U.S. real property interest would be creditable against such non-U.S. stockholder’s U.S. federal income tax liability.

Non-U.S. stockholders are urged to consult their own tax advisors as to whether they will be subject to tax under FIRPTA upon a disposition of our stock.

Information reporting and backup withholding

Backup withholding will generally not apply to dividend payments made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid and appropriate IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “United States person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a “United States person” and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

WE URGE THOSE OF YOU THAT ARE, OR WOULD BE IF PURCHASING OUR SECURITIES, A NON-U.S. STOCKHOLDER TO CONSULT YOUR OWN TAX ADVISOR(S) TO DETERMINE THE IMPACT OF THE UNITED STATES FEDERAL, STATE AND LOAN INCOME AND OTHER TAX LAWS ON THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Dividend Reinvestment Plan

Our stockholders have had the opportunity since June 2006 to participate in a dividend reinvestment plan (a “DRIP”) sponsored and administered by AST which allows them to acquire additional shares of our common stock by automatically reinvesting their cash dividends. The additional shares are purchased on the open market by the DRIP administrator. The share price of stock acquired pursuant to the DRIP is the average price of all shares purchased with the reinvested distributions by the DRIP administrator on behalf of all DRIP participants relating to a particular distribution by us. The DRIP administrator charges participants under the DRIP commissions and other fees according to the fee schedule provided by AST in connection with any acquisition of shares. We do not subsidize or otherwise provide any discount to DRIP participants in connection with the acquisition of shares of common stock under the DRIP. Stockholders who do not participate in the DRIP continue to receive cash distributions as declared. Stockholders who elect to participate in the DRIP will incur tax liability for dividends reinvested even though they will receive no related cash. Specifically, stockholders will be treated as if they have received a cash dividend from us and then applied such dividend to purchase additional common stock in the DRIP. A U.S. stockholder who reinvests dividends will be taxed on such dividends at ordinary income tax rates to the extent such dividends are made out of our current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend, in which case such designated portion of the distribution will be taxed as capital gain. See “Taxation of Taxable U.S. Stockholders—Distributions” above. A non-U.S. stockholder who reinvests dividends will be subject to U.S. withholding tax on such dividends to the extent such dividends are made out of our current or accumulated earnings and profits, as discussed in “Taxation of Non-U.S. Stockholders—Ordinary Dividends” above. A non-U.S. stockholder who reinvests dividends that we designate as capital gain dividends will be subject to tax on such dividends as discussed in “Taxation of Taxable Non-U.S. Stockholders—Capital Gain Dividends and FIRPTA” above.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA generally imposes a 30% withholding tax on certain U.S.-source “withholdable payments” made after June 30, 2014 to “foreign financial institutions” with U.S. customers and “foreign nonfinancial entities” with substantial U.S. owners, unless foreign financial institutions and foreign nonfinancial entities disclose certain information regarding their U.S. customers or U.S. owners to the IRS and satisfy certain conditions, including the execution of an information reporting agreement with the IRS. A “withholdable payment” is non-effectively connected (1) U.S. source fixed or determinable annual or periodical income (i.e., dividends, interest, royalties); (2) U.S. source gross proceeds from sales of property that produce interest and dividend income; and (3) interest on deposits with foreign branches of domestic commercial banks (which are otherwise non-U.S. source income). A foreign financial institution includes a foreign entity that (1) accepts deposits in the ordinary course of a banking or similar business, (2) holds financial assets for the account of others as a substantial portion of its business, or (3) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities or any interest in the foregoing. A foreign nonfinancial entity is any entity that is not a foreign financial institution.

In order to comply with the new rules and avoid the 30% withholding tax, non-U.S. stockholders should note that they may themselves be required to comply with these reporting requirements with respect to their investors and/or to enter into an information reporting agreement with the IRS. Non-U.S. stockholders are urged to consult their own tax advisors as to the impact of these new rules and reporting requirements on their investment in us.

Tax Aspects of Our Investment in The Operating Partnership

We must include in our income our distributive share of the Operating Partnership’s income and gain (which would include our indirect share of the income and gain of any Operating Partnership Flow-Through Entity) and to deduct our distributive share of the Operating Partnership’s losses (which would include our indirect losses of any Operating Partnership Flow-Through Entity) only if the Operating Partnership is classified as a partnership for U.S. federal income tax purposes (and, as regard to any income, gain and losses of any Operating Partnership Flow-Through Entity, only if the Operating Partnership Flow-Through Entity is classified as either a partnership or “disregarded entity” for U.S. federal income tax purposes), rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the “Check-the-Box-Regulations,” an unincorporated domestic entity with at least two members may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or as a partnership and an unincorporated domestic entity having only one member may elect to be classified for U.S. federal tax purposes either as an association taxable as a corporation or a “disregarded entity”. If an unincorporated domestic entity does not make any classification election, it generally will be treated either as a partnership (if it has at least two members) or a “disregarded entity” (if it has only one member) for U.S. federal income tax purposes. The Operating Partnership is classified as a partnership for U.S. federal income tax purposes and does not intend to make the election to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the Operating Partnership has not made, and will not make, the election to be treated as an association taxable as a corporation for U.S. federal income tax purposes, it may nonetheless be taxed as a corporation for U.S. federal income tax purposes if it were to constitute a “publicly-traded partnership” and it were unable to satisfy the “90% gross income requirement”. In general, a publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. However, even if a partnership were to constitute a “publicly-traded partnership” under this definition, the partnership would still not be treated as a corporation for U.S. federal income tax purposes if at least 90.0% of the partnership’s gross income for each taxable year consisted of “qualifying income” under Section 7704(d) of the Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95.0% gross income test applicable to REITs.

Under applicable Treasury Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors—i.e., the “Private Placement Exclusion”—interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation.

We do not believe that the Operating Partnership constitutes a publicly traded partnership in the first instance. This is because (1) interests in the Operating Partnership are not traded and have never been traded on an established securities market; and (2) the Operating Partnership satisfies the Private Placement Exclusion safe harbor (such that interests in the Operating Partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof). Moreover, even if interests in the Operating Partnership could be viewed as being traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof, the Operating Partnership should still avoid “corporation” treatment for U.S. federal income tax purposes since at least 90.0% of its gross income for each taxable year has consisted of, and is expected to consist of, “qualifying income” under Section 7704(d) of the Code.

We have not requested, and do not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason the Operating Partnership were to become taxable as a corporation for U.S. federal income tax purposes, then we would not be able to qualify as a REIT, unless we were eligible for relief from the violation pursuant to relief provisions described herein. In addition, any change in the Operating Partnership’s classification for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur a U.S. federal income tax liability without any related cash distribution. Further, items of the Operating Partnership’s income, gain, losses and deduction would not pass through to us and its other partners, and we (and its other partners) would be treated as stockholders for U.S. federal income tax purposes. In such instance, the Operating Partnership would be required to pay U.S. federal income tax at corporate tax rates on its taxable income and gain, and distributions to us (and its other partners) would constitute distributions that would not be deductible in computing such taxable income and gain.

Partners, Not The Operating Partnership, Subject to U.S. Federal Income Tax

A partnership is not a taxable entity for U.S. federal income tax purposes. We will therefore take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Operating Partnership ending with or within our taxable year, even if we receive no distribution from the Operating Partnership for that year or a distribution less than our allocable share of the Operating Partnership’s taxable income and gain. Similarly, even if we receive a distribution from the Operating Partnership, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Operating Partnership.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the partnership agreement of the Operating Partnership, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under Section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale.

These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a distribution than would have occurred had we purchased such properties for cash.

Basis in Our Partnership Interest in the Operating Partnership.

Our adjusted tax basis in our partnership interest in the Operating Partnership generally will be:

•	the amount of cash and the adjusted tax basis of any other property we contribute to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income (including tax-exempt income) and our allocable share of the Operating Partnership’s indebtedness;

•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss (excluding any nondeductible items), the amount of cash and the adjusted tax basis of property distributed to us, and constructive distributions resulting from a reduction in our share of the Operating Partnership’s indebtedness;

•	increased by the amount of money plus the fair market value of property used to acquire units in the Operating Partnership from other unitholders; and

•	reduced by the amount of cash paid to us by the Operating Partnership to redeem units in the Operating partnership.

Loss allocated to us in excess of our basis in our partnership interest in the Operating Partnership will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of the Operating Partnership’s indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis in our partnership interest in the Operating Partnership. Distributions, including constructive distributions, in excess of the adjusted tax basis of our partnership interest in the Operating Partnership will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of the Properties

We conduct substantially all our business through the Operating Partnership. The Operating Partnership intends to hold its properties (through the Operating Partnership Flow-Through Entities) for investment with a view to long-term appreciation. We believe that such properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business). Whether property is dealer property is a question of fact that depends on the particular facts and circumstances with respect to that particular transaction, however. Our share of any gain realized by the Operating Partnership (or Operating Partnership Flow-Through Entity) on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% excise tax (unless such sale qualified for the Prohibited Transaction Safe Harbor). See “Prohibited Transaction Rules” above. Although we and the Operating Partnership will attempt to ensure that no property sale will be treated as a prohibited transaction, no assurance can be given of this treatment.

New Partnership Audit Legislation

On November 2, 2015, former President Obama signed into law the Bipartisan Budget Act of 2015 (the “Budget Act”). The Budget Act repeals the partnership tax audit laws that were enacted in 1982 by the Tax Equity and Fiscal Responsibility Act (“TEFRA”), as well as the audit rules and procedures dealing with “electing large partnerships.” The Budget Act contains provisions that set forth a brand new set of partnership audit rules and procedures (collectively, the “New Partnership Audit Rules”) that will become mandatorily effective for tax returns filed for partnership taxable years beginning after December 31, 2017 (and elective for partnership taxable years beginning after November 2, 2015 and before January 1, 2018).

A central feature of the New Partnership Audit Rules is that, unlike prior law, partnership audit adjustments will no longer be assessed and collected at the partner level, but will instead be assessed to, and the tax arising from such adjustments (referred to as the “imputed underpayment”) collected directly from, the partnership, unless the Passthrough Adjustment Election or the Opt-Out Election (both defined below) is made. Moreover, any imputed underpayment imposed on a partnership from an audit adjustment will be imposed in the year that the audit adjustment is finalized (the “Adjustment Year”), as opposed to the year that is audited (the “Reviewed Year”). This is the case even if a partner that is a partner in the partnership in the Adjustment Year was not a partner in the partnership during the Reviewed Year. Accordingly, under the New Partnership Audit Rules partners in an Adjustment Year would be required to bear the cost of any partnership audit adjustments made with respect to a prior year that is the Reviewed Year.

The IRS will determine an imputed underpayment by netting partnership audit adjustments and multiplying the result by the highest marginal federal tax rate (without regard to the character of any income or gain) in effect for the Reviewed Year. The imputed underpayment calculation will not take into consideration any partner-level tax attributes. Furthermore, to the extent that any audit adjustment reallocates partnership items from one partner to another partner, such adjustment will not take into account any decrease in any item of income or gain, and any increase in any item of deduction, loss or credit. Accordingly, if an income reallocation were made from one partner to another partner resulting in an imputed underpayment due to an increase in income to one partner, such assessment will not take into consideration any reduction in income to the other partner.

A partnership and the “partnership representative” (discussed below) have the ability to demonstrate that modifications to an imputed underpayment, and a lower rate of tax, are appropriate. Specifically, a partnership and the partnership representative may provide to the IRS, within 270 days from the date of mailing of a “Notice of Proposed Partnership Adjustment” by the IRS, and before the issuance of a “Notice of Final Partnership Administrative Adjustment” by the IRS, partner-specific information reflecting certain tax attributes of the partners (e.g., tax-exempt partners, individual partners subject to favorable rates on capital gains and qualified dividends, non-U.S. partners and C-corporation partners (which are currently subject to tax at a rate that is lower than the maximum individual ordinary income rate)). Additionally, modifications and reductions to an imputed underpayment may be made to the extent that a partner files an amended tax return for the Reviewed Year which takes into account the partnership adjustments and includes the tax payment due. The Budget Act directs the IRS to establish rules to implement procedures with respect to the modification of imputed underpayments.

As an alternative to a partnership directly bearing the tax burden with respect to an imputed underpayment, the partnership may affirmatively make an election to have adjustments from a partnership-level audit reflected on adjusted Schedules K-1 (which are provided to both the partners as well as the IRS) and paid at the partner level by those partners that were partners in a Reviewed Year (the “Passthrough Adjustment Election”). The Passthrough Adjustment Election must be made no later than 45 days after the date of the issuance of a “Notice of Final Partnership Administrative Adjustment,” and once made, the Passthrough Adjustment Election is revocable only with the consent of the IRS. The partners would be required to take the adjustments into account on their own tax returns in the Adjustment Year. Penalties would be determined at the partnership level, but interest would be determined at the partner level at the short-term federal rate plus 5%.

All partnerships will be subject to the New Partnership Audit Rules unless they are eligible to opt out of these rules altogether and make an opt-out election every year (the “Opt-Out Election”). Partnerships that are eligible for the Opt-Out Election are those partnerships that issue fewer than 100 Schedules K-1 a year and have as partners individuals, C corporations (including comparable non-U.S. entities), S corporations, or an estate of a deceased partner as partners. A C corporation partner that is a regulated investment company (“RIC”) or a real estate investment trust (“REIT”) does not prevent the partnership from being able to elect out, provided the applicable requirements are met. Each S corporation shareholder is counted for purposes of the 100-Schedule K-1 limit. Partnerships that have another partnership as a partner (i.e., tiered partnership structures) cannot make the Opt-Out Election.

The New Partnership Audit Rules eliminate the designation of a “tax matters partner.” Instead, a partnership will designate a “partnership representative” who does not need to be a partner (but must have a substantial presence in the United States) and will have broad authority to resolve any partnership audit. The partnership representative’s actions and decisions will bind the partnership and all partners, and unlike the rules under TEFRA, partners will no longer have a statutory right to notice or to participate in any audit proceedings. Likewise, partners will no longer be able to initiate an administrative adjustment request with respect to tax returns for prior years.

We are the “tax matters partner” of the Operating Partnership, and we (or a party we designate) will serve as the “partnership representative” of the Operating Partnership for taxable years beginning after December 31, 2017. We will determine the best course of action for the Operating Partnership to follow under the New Partnership Audit Rules and the attendant implementing guidelines and procedures that are expected to be issued by the IRS and the Department of Treasury, including, but not limited to, (i) whether an Opt-Out Election or a Passthrough Adjustment Election is available or appropriate for the Operating Partnership, and (ii) whether any modifications to imputed underpayments should be made and amended tax returns should be filed by the Operating Partnership. We will make our determinations in a manner that takes into consideration the interests of both our shareholders and the partners of the Operating Partnership. The above discussion presents some of the salient features of the New Partnership Audit Rules, and does not contain an exhaustive description or analysis of these rules. The New Partnership Audit Rules represent a drastic and radical change from current law. Prospective investors are strongly urged to consult with their independent tax advisors as to the New Partnership Audit Rules and the impact of these rules.

State and Local Taxes

We and our subsidiaries and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us, our subsidiaries and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our securities may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of the Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our securities.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATIONS.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on NASDAQ, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters in connection with this offering, including the validity of the securities to be offered by Sotherly or by the Operating Partnership, will be passed upon for us by Baker & McKenzie LLP.

EXPERTS

The consolidated financial statements of Sotherly Hotels Inc. and Sotherly Hotels LP as of December 31, 2016, and for the year then ended (including the schedules appearing therein), have been incorporated by reference herein in reliance upon the reports of Dixon Hughes Goodman LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements and respective schedules of each of Sotherly Hotels Inc. and Sotherly Hotels LP as of December 31, 2015 and for the years ended December 31, 2015 and 2014 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website, www.sotherlyhotels.com, which contains additional information concerning us. We file annual, quarterly and current reports, proxy statements and other information, as applicable, with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We have filed a registration statement on Form S-3 of which this prospectus is a part and related exhibits under the Securities Act with respect to the securities being offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

We make available free of charge through our website all our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive proxy statements and other reports filed with the SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We have also posted on this website Sotherly’s Code of Business Conduct and the charters of Sotherly’s Audit and Nominating, Corporate Governance and Compensation Committees of Sotherly’s board of directors. The information contained in or accessed through our website is neither part of nor incorporated into this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. Each of these statements is qualified in all respects by this reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document prior to the completion of this offering. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC prior to the completion of this offering will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus the documents listed below as well as any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File Nos. 001-32379 and 001-36091), including any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;

•	our Current Reports on Form 8-K filed with the SEC on February 2, 2017, February 9, 2017, February 22, 2017, March 6, 2017, April 26, 2017, June 7, 2017 and June 30, 2017;

•	Sotherly’s definitive Proxy Statement for its Annual Meeting of Stockholders held on April 25, 2017;

•	the description of Sotherly’s common stock included in our Registration Statement on Form 8-A filed with the SEC on March 10, 2008;

•	the description of Sotherly’s Series B Preferred Stock in our Registration Statement on Form 8-A filed with the SEC on August 22, 2016; and

•	the description of the 7% Senior Unsecured Notes due 2019 issued by the Operating Partnership in our Registration Statement on Form 8-A filed with the SEC on November 21, 2014.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC prior to the completion of this offering, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, Virginia 23185-4046

Attention: Investor Relations/Scott Kucinski,

Telephone: 757-229-5648

You should rely only on the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

$25,000,000

SOTHERLY HOTELS LP

7.25% Senior Unsecured Notes Due 2021

Fully and Unconditionally Guaranteed by Sotherly Hotels Inc.

PROSPECTUS SUPPLEMENT

Sandler O’Neill + Partners, L.P.

Stephens Inc.

February 8, 2018